Securities Act File No. 333-122917

ICA No. 811- 21720

As filed with the Securities and Exchange Commission on January 8, 2024

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	[ ]

Post-Effective Amendment No. 1445	[ X ]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 1447	[ X ]

(Check Appropriate Box or Boxes)

Northern Lights Fund Trust

(Exact Name of Registrant as Specified in Charter)

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attention:  Kevin Wolf

 (Address of Principal Executive Offices) (Zip Code)

(631)490-4300

 (Registrant's Telephone Number, Including Area Code)

The Corporation Trust Company

Corporate Trust Center

251 Little Falls Drive

Wilmington, DE 19808

(Name and Address of Agent for Service)

With a copy to:

JoAnn M. Strasser, Esq. Thompson Hine LLP 41 South High Street, Suite 1700 Columbus, Ohio 43215 614-469-3265 (phone) 513-241-4771 (fax)	Timothy Burdick Ultimus Fund Solutions, LLC 4221 North 203rd Street, Suite 100 Elkhorn, Nebraska 68022-3474 (631) 470-2649

 Approximate Date of Proposed Public Offering: As Soon As Practical, After Effectiveness of Registration Statement

It is proposed that this filing will become effective (check appropriate box):

( X )       immediately upon filing pursuant to paragraph (b).

( )       on (_______) pursuant to paragraph (b).

( )       60 days after filing pursuant to paragraph (a)(1).

( )        on (date) pursuant to paragraph (a)(1).

( )       75 days after filing pursuant to paragraph (a)(2).

( )        on (date) pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box:

( ) this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Title of Securities Being Registered: Shares of Beneficial Interest

This Post-Effective Amendment No. 1,445 and Amendment No. 1,447 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933 and Investment Company Act of 1940 (File Nos. 333-122917 and 811-21720) of Grant Park Multi Alternative Strategies Fund (the “Registration Statement”) is being filed solely for the purpose of updating the exhibit list and adding additional exhibits to the Registration Statement.

This Amendment consists of the facing page, this explanatory note and Part C to the Registration Statement.

This Amendment does not modify any other part of the Registration Statement.

Northern Lights Fund Trust

PART C

OTHER INFORMATION

ITEM 28.

EXHIBITS.

(a)(1)	Agreement and Declaration of Trust dated January 19, 2005, as amended December 14, 2009, September 26, 2012 and June 25, 2019 previously filed on August 22, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,207, and hereby incorporated by reference.
(a)(2)	Certificate of Trust as filed with the State of Delaware on January 19, 2005. Previously filed on February 18, 2005 to the Registrant's Registration Statement on Form N-1A, and hereby incorporated by reference.
(b)	By-Laws, effective as of January 19, 2005, as amended December 14, 2009, March 23, 2016, November 9, 2021 and February 9, 2023 previously filed on April 25, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1425, and hereby incorporated by reference.
(c)	Instruments Defining Rights of Security Holders. See Article III, “Shares” and Article V “Shareholders’ Voting Powers and Meetings” of the Registrant’s Agreement and Declaration of Trust. See also, Article II, “Meetings of Shareholders” of the Registrant’s By-Laws.
(d)(1)	Investment Advisory Agreement between the Registrant, with respect to the Adaptive Allocation Fund (previously known as Critical Math Fund), and Critical Math Advisors LLC, previously filed on January 30, 2006 to the Registrant’s Registration Statement in Post-Effective Amendment No. 8, and hereby incorporated by reference.
(d)(2)

Investment Advisory Agreement between the Registrant, with respect to The Biondo Growth Fund, and Biondo Investment Advisors, LLC, previously filed on April 24, 2006 to the Registrant’s Registration Statement in Post-Effective Amendment No. 11, and hereby incorporated by reference. Amended Investment Advisory Agreement to include The Biondo Focus Fund previously filed on January 14, 2010 to the Registrant’s Registration Statement in

Post-Effective Amendment No. 121, and hereby incorporated by reference.

(d)(3)	Investment Advisory Agreement between the Registrant, with respect to the Changing Parameters Fund, and Changing Parameters, LLC, previously filed on January 12, 2007 to the Registrant’s Registration Statement in Post-Effective Amendment No. 16, and hereby incorporated by reference.
(d)(4)	Investment Advisory Agreement between the Registrant, with respect to the Pacific Financial Core Equity Fund, the Pacific Financial Explorer Fund, the Pacific Financial International Fund, the Pacific Financial Strategic Conservative Fund and the Pacific Financial Tactical Fund, and The Pacific Financial Group, LLC, previously filed on May 10, 2007 to the Registrant’s Registration Statement in Post-Effective Amendment No. 21, and hereby incorporated by reference.
(d)(5)	Investment Advisory Agreement between the Registrant, with respect to Sierra Core Retirement Fund and Wright Fund Management, LLC, previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.

(d)(6)	Investment Advisory Agreement between the Registrant, with respect to EAS Crow Point Alternatives Fund and Crow Point Partners, LLC, previously filed on October 27, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 883, and hereby incorporated by reference.
(d)(7)	Investment Advisory Agreement between the Registrant, with respect to KCM Macro Trends Fund and Kerns Capital Management, Inc., previously filed on October 11, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 542, and hereby incorporated by reference.
(d)(8)	Investment Advisory Agreement between the Registrant, with respect to the Wade Tactical L/S Fund and Wade Financial Group, previously filed on November 28, 2012 to the Registrant’s Registration Statement in Post-Effective Amendment No. 436, and hereby incorporated by reference.
(d)(9)	Investment Advisory Agreement between the Registrant, with respect to the Toews Hedged Core Frontier Fund and Toews Corporation previously filed on May 14, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 87, and hereby incorporated by reference. Amended Investment Advisory Agreement to include Toews Hedged Core W Fund, Toews Hedged High Yield Bond Fund, Toews Hedged Core L Fund and Toews Hedged Core S Fund previously filed on June 4, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 156, and hereby incorporated by reference. Amended Investment Advisory to include Toews Hedged Growth Allocation, Toews Unconstrained Income Fund and Toews Hedged Commodities Fund previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(d)(10)	Investment Advisory Agreement between the Registrant, with respect to the Leader Short Term Bond Fund and Leader Capital Corp., previously filed on October 20, 2008 to the Registrant’s Registration Statement in Post-Effective Amendment No. 66, and hereby incorporated by reference. Amended Investment Advisory Agreement to include Leader Total Return Fund previously filed on June 30, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 162, and hereby incorporated by reference.
(d)(11)	Investment Advisory Agreement between Montebello Partners, LLC and the Registrant, with respect to the GMG Defensive Beta Fund previously filed on July 27, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 728, and hereby incorporated by reference.
(d)(12)	Investment Advisory Agreement between BTS Asset Management, Inc. and the Registrant, with respect to the BTS Bond Asset Allocation Fund previously filed on July 21, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 94, and hereby incorporated by reference.
(d)(13)	Investment Advisory Agreement between Astor Investment Management, LLC and the Registrant, with respect to the Astor Long/Short ETF Fund, the Astor S.T.A.R. ETF Fund and the Astor Active Income ETF Fund, previously filed on March 9, 2015 to the Registrant’s Registration Declaration in Post-Effective Amendment No. 694, and hereby incorporated by reference.
(d)(14)	Investment Advisory Agreement between Equinox Fund Management, LLC and the Registrant, with respect to Equinox MutualHedge Futures Strategy Fund previously filed on January 22, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 122, and hereby incorporated by reference.
(d)(15)	Investment Advisory Agreement between Investment Partners Asset Management, Inc. and the Registrant, with respect to Investment Partners Opportunities Fund previously filed on October 30, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 111, and hereby incorporated by reference.

(d)(16)	Amendment to the Investment Advisory Agreement between Princeton Fund Advisors, LLC and the Registrant, with respect to Princeton Futures Strategy Fund, filed previously filed on July 28, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 847, and hereby incorporated by reference.
(d)(17)	Sub-Advisory Agreement between Princeton Fund Advisors, LLC and 6800 Capital, LLC, with respect to the Princeton Futures Strategy Fund previously filed on May 28, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 720, and hereby incorporated by reference.
(d)(18)	Sub-Advisory Agreement between Princeton Fund Advisors, LLC and Congress Asset Management Company, LLP, with respect to the Princeton Futures Strategy Fund previously filed on October 9, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 540, and hereby incorporated by reference.
(d)(19)	Investment Advisory Agreement between Chadwick & D’Amato, LLC and the Registrant, with respect to Chadwick & D’Amato Fund previously filed on June 10, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 157, and hereby incorporated by reference.
(d)(20)	Investment Advisory Agreement between 13D Management, LLC and the Registrant, with respect to 13D Activist Fund previously filed on December 29, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 345, and hereby incorporated by reference.
(d)(21)	Investment Advisory Agreement between Altegris Advisors, L.L.C. and the Registrant, with respect to Altegris Managed Futures Strategy Fund, Altegris Macro Strategy Fund, Altegris Futures Evolution Fund, Altegris Equity Long Short Fund, Altegris Fixed Income Long Short Fund, Altegris Multi-Strategy Alternatives Fund and Altegris GSA Trend Strategy Fund previously filed on April 19, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 960, and hereby incorporated by reference.
(d)(22)	Investment Advisory Agreement between W.E. Donoghue & Co., Inc. and the Registrant, with respect to Power Income Fund previously filed on August 27, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 170, and hereby incorporated by reference.
(d)(23)	Investment Advisory Agreement between Portfolio Strategies, Inc. and the Registrant, with respect to PSI Market Neutral Fund, PSI Total Return Fund, PSI Strategic Growth Fund and PSI Tactical Growth Fund previously filed on August 27, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 170, and hereby incorporated by reference.
(d)(24)	Investment Advisory Agreement between CWC Advisors, LLC and the Registrant, with respect to CWC Small Cap Aggressive Value Fund previously filed on November 30, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 186, and hereby incorporated by reference.
(d)(25)	Investment Advisory Agreement between Traub Capital Management, LLC and the Registrant, with respect to The FX Strategy Fund previously filed on January 20, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 201, and hereby incorporated by reference.
(d)(26)	Investment Advisory Agreement between TransWestern Capital Advisors, LLC and the Registrant, with respect to TransWestern Institutional Short Duration Government Bond Fund previously filed on December 2, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 187, and hereby incorporated by reference. Amendment to the Investment Advisory Agreement between TransWestern Capital Advisors, LLC, and the Registrant, with respect to TransWestern Institutional Short Duration Government Bond Fund previously filed on April 25, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 601, and hereby incorporated by reference.

(d)(27)	Investment Sub-Advisory Agreement between TransWestern Capital Advisors, LLC and Loomis, Sayles & Company, L.P., with respect to TransWestern Institutional Short Duration Government Bond Fund previously filed on December 2, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 187, and hereby incorporated by reference.
(d)(28)	Investment Advisory Agreement between Logan Circle Partners, L.P., and the Registrant, with respect to Fortress Long/Short Credit Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(d)(29)	Investment Advisory Agreement between Beech Hill Advisors, Inc., and the Registrant, with respect to Beech Hill Total Return Fund previously filed on January 5, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 196, and hereby incorporated by reference.
(d)(30)	Investment Advisory Agreement between Clark Capital Management Group, Inc., and the Registrant, with respect to Navigator Equity Hedged Fund previously filed on November 30, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 186, and hereby incorporated by reference.
(d)(31)	Investment Advisory Agreement between Knollwood Investment Advisors, LLC, and the Registrant, with respect to Grant Park Managed Futures Strategy Fund previously filed on March 1, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 226, and hereby incorporated by reference.
(d)(32)	Transfer and Assumption Agreement between Knollwood Investment Advisors, LLC, and Dearborn Capital Management, L.L.C., with respect to the Investment Advisory Agreement specific as to the Grant Park Managed Futures Strategy Fund previously filed on May 31, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 491, and hereby incorporated by reference.
(d)(33)	Investment Advisory Agreement between Risk Paradigm Group, LLC, and the Registrant, with respect to Diversified Risk Parity Fund previously filed on April 21, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 240, and hereby incorporated by reference.
(d)(34)	Investment Advisory Agreement between Genesis Capital LLC, and the Registrant, with respect to Granite Harbor Alternative Fund and Granite Harbor Tactical Fund previously filed on April 21, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 240, and hereby incorporated by reference.
(d)(35)	Investment Advisory Agreement between Zeo Capital Advisors, LLC and the Registrant, with respect to Zeo Short Duration Income Fund previously filed on May 27, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 261, and hereby incorporated by reference. First Amendment to Investment Advisory Agreement between Zeo Capital Advisors, LLC and the Registrant, with respect to Zeo Short Duration Income Fund previously filed on July 26, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,201 and hereby incorporated by reference.
(d)(36)	Investment Advisory Agreement between Giralda Advisors, LLC, and the Registrant, with respect to The Giralda Fund previously filed on May 4, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 245, and hereby incorporated by reference.
(d)(37)	Investment Advisory Agreement between Van Hulzen Asset Management, LLC and the Registrant, with respect to Iron Horse Fund previously filed on March 3, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 595, and hereby incorporated by reference.

(d)(38)	Investment Advisory Agreement between Makefield Capital Management, LLC and the Registrant, with respect to Makefield Managed Futures Strategy Fund, previously filed on December 23, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 571, and hereby incorporated by reference.
(d)(39)	Investment Advisory Agreement between Ascendant Advisors, LLC and the Registrant, with respect to Ascendant Balanced Fund, Ascendant Natural Resources Fund, Ascendant Deep Values Convertible Fund and Patriot Fund previously filed on January 27, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 580, and hereby incorporated by reference.
(d)(40)	Investment Advisory Agreement between Winch Advisory Services, LLC and the Registrant, with respect to Ginkgo Multi-Strategy Fund previously filed on July 19, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 282, and hereby incorporated by reference.
(d)(41)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Doubleline Capital LP, with respect to Altegris Futures Evolution Strategy Fund previously filed on October 19, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 318, and hereby incorporated by reference.
(d)(42)	Investment Advisory Agreement between Risk Paradigm Group, LLC and the Registrant, with respect to RPG Emerging Market Sector Rotation Fund previously filed on November 28, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 337, and hereby incorporated by reference.
(d)(43)	Investment Sub-Advisory Agreement between Risk Paradigm Group, LLC and F-Squared Institutional Advisors, LLC, with respect to RPG Emerging Market Sector Rotation Fund previously filed on October 9, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 540, and hereby incorporated by reference.
(d)(44)	Investment Advisory Agreement between CMG Capital Management Group, Inc. and the Registrant, with respect to the CMG Tactical Futures Strategy Fund previously filed on March 12, 2012 to the Registrant’s Registration Statement in Post-Effective Amendment No. 363, and hereby incorporated by reference.
(d)(45)	Investment Sub-Advisory Agreement between CMG Capital Management Group, Inc. and Scotia Partners, LLC, with respect to the CMG Tactical Futures Strategy Fund previously filed on March 12, 2012 to the Registrant’s Registration Statement in Post-Effective Amendment No. 363, and hereby incorporated by reference.
(d)(46)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Harvest Capital Strategies, LLC, with respect to the Altegris Equity Long Short Fund previously filed on October 15, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 543, and hereby incorporated by reference.
(d)(47)	Investment Advisory Agreement between Wright Fund Management, LLC and the Registrant, with respect to the Sierra Tactical Core Income Fund previously filed on December 21, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 343, and hereby incorporated by reference.
(d)(48)	Investment Advisory Agreement between Princeton Fund Advisors, LLC, Eagle Global Advisors, LLC and the Registrant, with respect to the Eagle MLP Strategy Fund previously filed on October 15, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 543, and hereby incorporated by reference.
(d)(49)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Visium Asset Management LP, with respect to the Altegris Equity Long Short Fund previously filed on October 15, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 543, and hereby incorporated by reference.

(d)(50)	Investment Advisory Agreement between Princeton Fund Advisors, LLC and the Registrant, with respect to the Sandalwood Opportunity Fund previously filed on October 15, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 543, and hereby incorporated by reference.
(d)(51)	Investment Sub-Advisory Agreement between Princeton Fund Advisors, LLC and Sandalwood Securities, Inc., with respect to the Sandalwood Opportunity Fund previously filed on October 15, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 543, and hereby incorporated by reference.
(d)(52)	Investment Sub-Advisory Agreement between Princeton Fund Advisors, LLC and Deer Park Road Management, LP, with respect to the Sandalwood Opportunity Fund previously filed on January 13, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 658, and hereby incorporated by reference.
(d)(53)	Investment Sub-Advisory Agreement between Princeton Fund Advisors, LLC and Acuity Capital Management, LLC, with respect to the Sandalwood Opportunity Fund previously filed on November 20, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 561, and hereby incorporated by reference.
(d)(54)	Investment Sub-Advisory Agreement between Princeton Fund Advisors, LLC and MidOcean Credit Fund Management, L.P., with respect to the Sandalwood Opportunity Fund previously filed on April 7, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 598, and hereby incorporated by reference.
(d)(55)	Interim Sub-Advisory Agreement between Princeton Fund Advisors, LLC and Whippoorwill Capital Management LP, with respect to the Sandalwood Opportunity Fund previously filed on July 28, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 729, and hereby incorporated by reference.
(d)(56)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and RockView Management, LLC, with respect to the Altegris Fixed Income Long Short Fund previously filed on December 17, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 570, and hereby incorporated by reference.
(d)(57)	Investment Advisory Agreement between The Pacific Financial Group, LLC and the Registrant, with respect to the Pacific Financial Alternative Strategies Fund, Pacific Financial Flexible Growth & Income Fund, Pacific Financial Balanced Fund, Pacific Financial Foundational Asset Allocation Fund, Pacific Financial Faith & Values Based Moderate Fund, Pacific Financial Faith & Values Based Conservative Fund and Pacific Financial Faith & Values Based Diversified Growth Fund previously filed on December 17, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 570, and hereby incorporated by reference.
(d)(58)	Investment Advisory Agreement between BTS Asset Management, Inc. and the Registrant, with respect to the BTS Hedged Income Fund previously filed on February 12, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 459, and hereby incorporated by reference.
(d)(59)	Investment Advisory Agreement between CMG Capital Management Group, Inc. and the Registrant, with respect to the CMG Global Equity Fund and CMG Managed High Yield Fund previously filed on May 1, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 485, and hereby incorporated by reference.
(d)(60)	Investment Sub-Advisory Agreement between CMG Capital Management Group, Inc. and Alpha Simplex Group, LLC, with respect to the CMG Global Equity Fund previously filed on October 29, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 648, and hereby incorporated by reference.

(d)(61)	Investment Advisory Agreement between BTS Asset Management, Inc. and the Registrant, with respect to the BTS Tactical Fixed Income Fund previously filed on December 17, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 570, and hereby incorporated by reference.
(d)(62)	Assignment and Consent between the Registrant, Emerald Asset Advisors, LLC and Crow Point Partners, LLC previously filed on March 7, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 469, and hereby incorporated by reference.
(d)(63)	Advisory Fee Waiver between Traub Capital Management, LLC. and the Registrant, with respect to The FX Strategy Fund previously filed on April 30, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 480, and hereby incorporated by reference.
(d)(64)	Investment Advisory Agreement between Giralda Advisors, LLC and the Registrant, with respect to The Giralda Fund previously filed on May 30, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 488, and hereby incorporated by reference.
(d)(65)	Investment Advisory Agreement between Clark Capital Management Group, Inc. and the Registrant, with respect to Navigator Duration Neutral Bond Fund previously filed on December 23, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 571, and hereby incorporated by reference.
(d)(66)	Investment Sub-Advisory Agreement between Clark Capital Management Group, Inc. and Main Point Advisors, Inc., with respect to the Navigator Duration Neutral Bond Fund previously filed on December 23, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 571, and hereby incorporated by reference.
(d)(67)	Interim Investment Advisory Agreement between Probabilities Fund Management, LLC and Registrant with respect to the Probabilities Fund previously filed on December 31, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 789, and hereby incorporated by reference.
(d)(68)	Investment Advisory Agreement between W.E. Donoghue & Co., Inc. and the Registrant, with respect to the Power Dividend Index Fund previously filed on October 11, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 542, and hereby incorporated by reference.
(d)(69)	Advisory Fee Waiver Agreement between Van Hulzen Asset Management, LLC and the Registrant, with respect to Iron Horse Fund previously filed on July 25, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 507, and hereby incorporated by reference.
(d)(70)	Investment Advisory Agreement between Portfolio Strategies, Inc. and the Registrant, with respect to the PSI Calendar Effects Fund previously filed on December 23, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 571, and hereby incorporated by reference.
(d)(71)	Investment Advisory Agreement between Dearborn Capital Management L.L.C. and the Registrant, with respect to the Grant Park Multi-Alternative Strategy Fund previously filed on December 17, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 570, and hereby incorporated by reference.
(d)(72)	Investment Advisory Agreement between Altegris Advisors, L.L.C. and the Registrant, with respect to the Altegris/AACA Real Estate Long Short previously filed on December 23, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 571, and hereby incorporated by reference.
(d)(73)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and American Assets Investment Management, LLC, with respect to Altegris/AACA Real Estate Long Short Fund previously filed on March 3, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 595, and hereby incorporated by reference.

(d)(74)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and J.P. Morgan Investment Management, Inc., with respect to Altegris Macro Strategy Fund and Altegris Managed Futures Strategy Fund previously filed on October 28, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 551, and hereby incorporated by reference.
(d)(75)	Investment Advisory Agreement between Genesis Capital, LLC, with respect to Anchor Alternative Income Fund previously filed on January 24, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 578, and hereby incorporated by reference.
(d)(76)	Investment Sub-Advisory Agreement between Genesis Capital, LLC and Anchor Capital Management, Group, Inc., with respect to Anchor Alternative Income Fund previously filed on January 24, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 578, and hereby incorporated by reference.
(d)(77)	Investment Advisory Agreement between Giralda Advisors, LLC and the Registrant, with respect to the Giralda Risk-Managed Growth Fund previously filed on February 24, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 593, and hereby incorporated by reference.
(d)(78)	Investment Advisory Agreement between Clark Capital Management Group, Inc. and the Registrant, with respect to the Navigator Sentry Managed Volatility Fund previously filed on February 3, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 591, and hereby incorporated by reference.
(d)(79)	Investment Advisory Agreement between Clark Capital Management Group, Inc. and the Registrant, with respect to the Navigator Tactical Fixed Income Fund previously filed on July 11, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 614, and hereby incorporated by reference. Fifth Amendment to Investment Advisory Agreement between Clark Capital Management Group, Inc. and the Registrant, with respect to Navigator Tactical Fixed Income Fund previously filed on August 9, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1205, and hereby incorporated by reference.
(d)(80)	Investment Advisory Agreement between Astor Investment Management, LLC and the Registrant, with respect to the Astor Macro Alternative Fund previously filed on April 15, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 697, and hereby incorporated by reference.
(d)(81)	Investment Sub-Advisory Agreement between Dearborn Capital Management and EMC Capital Management, with respect to Grant Park Multi-Alternative Strategies Fund previously filed on July 28, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 617, and hereby incorporated by reference.
(d)(82)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Chilton Investment Company, with respect to the Altegris Equity Long Short Fund previously filed on August 22, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 625, and hereby incorporated by reference.
(d)(83)	Investment Advisory Agreement between the Registrant and Leader Capital Corp., with respect to Leader Global Bond Fund previously filed on July 27, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 728, and hereby incorporated by reference.
(d)(84)	Investment Advisory Agreement between the Registrant and Genesis Capital LLC, with respect to Anchor Tactical Municipal Fund previously filed on April 15, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 697, and hereby incorporated by reference.

(d)(85)	Investment Sub-Advisory Agreement between Genesis Capital LLC and Anchor Capital Management Group, Inc., with respect to the Anchor Tactical Municipal Fund previously filed on May 28, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 720, and hereby incorporated by reference.
(d)(86)	Investment Advisory Agreement between the Registrant and Princeton Fund Advisors, LLC with respect to the Athena Behavioral Tactical Fund previously filed on May 28, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 720, and hereby incorporated by reference.
(d)(87)	Investment Sub-Advisory Agreement between Princeton Fund Advisors, LLC and AthenaInvest Advisors LLC, with respect to the Athena Behavioral Tactical Fund previously filed on October 12, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 881, and hereby incorporated by reference.
(d)(88)	Amendment to the Investment Advisory Agreement between CMG Capital Management Group, Inc., and Registrant with respect to the CMG Tactical Bond Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(d)(89)	Amendment to the Investment Advisory Agreement between CMG Capital Management Group, Inc., and Registrant with respect to the CMG Global Equity Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(d)(90)	Amendment to the Investment Advisory Agreement between BTS Asset Management, Inc. and Registrant with respect to the BTS Hedged Income Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(d)(91)	Amendment to the Investment Advisory Agreement between Ascendant Advisors, LLC, and Registrant with respect to the Ascendant Deep Value Convertibles Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(d)(92)	Amendment to the Investment Advisory Agreement between Genesis Capital LLC, and Registrant with respect to the Granite Harbor Alternative Fund and Granite Harbor Tactical Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(d)(93)	Amendment to the Investment Advisory Agreement between W.E. Donoghue & Co. Inc., and Registrant with respect to the Power Income Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(d)(94)	Amendment to the Investment Advisory Agreement between Clark Capital Management Group, Inc. and Registrant with respect to the Navigator Duration Neutral Bond Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(d)(95)	Amendment to the Investment Advisory Agreement between BTS Asset Management, Inc. and Registrant with respect to the BTS Tactical Fixed Income Fund previously filed on March 9, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 693, and hereby incorporated by reference.
(d)(96)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and MAST Capital Management, LLC, with respect to the Altegris Fixed Income Long Short Fund previously filed on April 15, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 697, and hereby incorporated by reference.

(d)(97)	Investment Advisory Agreement between Ladenburg Thalmann Asset Management, Inc. and Registrant with respect to the Ladenburg Aggressive Growth Fund, Ladenburg Growth Fund, Ladenburg Growth & Income Fund, Ladenburg Income & Growth Fund and Ladenburg Income Fund previously filed on September 1, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No, 749, and hereby incorporated by reference.
(d)(98)	Investment Advisory Agreement between Princeton Fund Advisors, LLC and Registrant with respect to the Deer Park Total Return Credit Fund previously filed on September 8, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 750, and hereby incorporated by reference.
(d)(99)	Investment Advisory Agreement between Dearborn Capital Management, LLC and Registrant with respect to Grant Park Absolute Return Fund and Grant Park Fixed Income Fund previously filed on April 30, 2015 to the Registrant’s Registration Statement and hereby incorporated by reference.
(d)(100)	Investment Sub-Advisory Agreement between Dearborn Capital Management, LLC and Revolution Capital Management, LLC previously filed on August 7, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 734, and hereby incorporated by reference.
(d)(101)	Investment Sub-Advisory Agreement between Princeton Fund Advisors, LLC and Deer Park Road Management Company, LP, with respect to Deer Park Total Return Credit Fund previously filed on October 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 762, and hereby incorporated by reference.
(d)(102)	Investment Sub-Advisory Agreement between Dearborn Capital Management, LLC and Middleton Dickinson Capital Management, LLC, with respect to Grant Park Fixed Income Fund previously filed on July 31, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 737, and hereby incorporated by reference.
(d)(103)	Advisory Fee Waiver Agreement between Dearborn Capital Management, LLC and the Registrant, with respect to Grant Park Fixed Income Fund previously filed on January 25, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 923, and hereby incorporated by reference.
(d)(104)	Investment Advisory Agreement between Altegris Advisors, L.L.C. and Registrant with respect to AFES Fund Limited, previously filed on October 27, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 768, and hereby incorporated by reference.
(d)(105)	Investment Advisory Agreement between Altegris Advisors, L.L.C. and Registrant with respect to AGMS Fund Limited, previously filed on October 27, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 768, and hereby incorporated by reference.
(d)(106)	Investment Advisory Agreement between Altegris Advisors, L.L.C. and Registrant with respect to AMFS Fund Limited, previously filed on October 27, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 768, and hereby incorporated by reference.
(d) (107)	Amendment to the Investment Advisory Agreement between Dearborn Capital Management, Inc. and Registrant with respect to the Grant Park Managed Futures Strategy previously filed on December 31, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 789, and hereby incorporated by reference.
(d) (108)	Amendment to the Investment Advisory Agreement between The Pacific Financial Group, LLC and Registrant with respect to the Pacific Financial Strategic Conservative Fund previously filed on December 31, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 789, and hereby incorporated by reference.
(d) (109)	Amendment to the Investment Advisory Agreement between Genesis Capital, LLC and Registrant with respect to the Armor Alternative Fund previously filed on December 31, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 789, and hereby incorporated by reference.

(d) (110)	Amendment to the Investment Advisory Agreement between Giralda Advisors, LLC and Registrant with respect to the Giralda Risk Managed Fund previously filed on December 31, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 789, and hereby incorporated by reference.
(d) (111)	Amendment to the Investment Advisory Agreement between Clark Capital Management Group, Inc. and Registrant with respect to the Navigator Duration Neutral Bond Fund previously filed on January 28, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 791, and hereby incorporated by reference.
(d) (112)	Investment Advisory Agreement between Princeton Fund Advisors, LLC and Registrant with respect to Princeton Premium Fund previously filed on November 2, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 887, and hereby incorporated by reference.
(d)(113)	Investment Sub-Advisory Agreement between Princeton Fund Advisors, LLC and Horse Cove Partners, LLC, with respect to Princeton Premium Fund previously filed on November 2, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 887, and hereby incorporated by reference.
(d)(114)	Investment Advisory Agreement between W.E Donoghue & Co. Inc., and Power Momentum Index Fund previously filed on May 26, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 833, and hereby incorporated by reference.
(d)(115)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Convector Capital Management, LP with respect to the Altegris Equity Long Short Fund previously filed on April 29, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 821, and hereby incorporated by reference.
(d)(116)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Cramer Rosenthal McGlynn LLC with respect to the Altegris Equity Long Short Fund previously filed on June 6, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 836, and hereby incorporated by reference.
(d) (117)	Interim Sub-Advisory Agreement between Princeton Fund Advisors, LLC and Shelton Capital Management, with respect to the Sandalwood Opportunity Fund previously filed on July 28, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 847, and hereby incorporated by reference.
(d)(118)	Investment Advisory Agreement between Altegris Advisors, L.L.C., and Altegris GSA Trend Strategy Fund previously filed on January 25, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 923, and hereby incorporated by reference.
(d)(119)	Investment Advisory Agreement between Princeton Fund Advisors, LLC, and Princeton Long/Short Treasury Fund previously filed on March 10, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 953, and hereby incorporated by reference.
(d)(120)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Centurion Investment Management, LLC with respect to the Altegris Managed Futures Strategy Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 968, and hereby incorporated by reference.
(d)(121)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and GSA Capital Partners LLP with respect to the Altegris Managed Futures Strategy Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 968, and hereby incorporated by reference.
(d)(122)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and QMS Capital Management, LP with respect to the Altegris Managed Futures Strategy Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 968, and hereby incorporated by reference.

(d)(123)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Three Rock Capital Management, Limited with respect to the Altegris Managed Futures Strategy Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 968, and hereby incorporated by reference.
(d)(124)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Millburn Corporation with respect to the Altegris Managed Futures Strategy Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 968, and hereby incorporated by reference.
(d)(125)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and GSA Capital Partners LLP with respect to the Altegris GSA Trend Strategy Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 968, and hereby incorporated by reference.
(d)(126)	Investment Advisory Agreement between AlphaCore Capital, and the Registrant with respect to the AlphaCore Absolute Fund previously filed on December 30, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 913, and hereby incorporated by reference.
(d)(127)	Investment Advisory Agreement between Leader Capital Corporation, and Leader Floating Rate Fund previously filed on January 3, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 915, and hereby incorporated by reference.
(d)(128)	Investment Sub-Advisory Agreement between Ascendant Advisors, LLC and AssetOne, LLC with respect to the Ascendant Tactical Yield Fund previously filed on January 25, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 924, and hereby incorporated by reference.
(d)(129)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and Crabel Capital Management, LLC with respect to the Altegris Managed Futures Strategy Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 965, and hereby incorporated by reference.
(d)(130)	Investment Sub-Advisory Agreement between Altegris Advisors, L.L.C. and PhaseCapital LP with respect to the Altegris Managed Futures Strategy Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 965, and hereby incorporated by reference.
(d)(131)	Investment Sub-Advisory Agreement between CMG Capital Management Group, Inc. and Mauldin Solutions, LLC with respect to the CMG Mauldin Solutions Core Fund previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 965, and hereby incorporated by reference.
(d)(132)	Investment Advisory Agreement between AlphaCore Capital, LLC and AlphaCore Statistical Arbitrage Fund previously filed on August 9, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 984, and hereby incorporated by reference.
(d)(133)	Investment Advisory Agreement between W.E. Donoghue & Co., LLC, Power Floating Rate Index Fund and Power Dividend Mid-Cap Index Fund previously filed on October 30, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,019, and hereby incorporated by reference.

(d)(134)	Investment Advisory Agreement between The Pacific Financial Group, LLC and RiskPro® Alternative 0-15 Fund, RiskPro® Dynamic 20-30 Fund, RiskPro® Tactical 0-30 Fund, RiskPro® Alternative 0-15 Fund, RiskPro® Dynamic 0-10 Fund, RiskPro® Dynamic 15-25 Fund, RiskPro® PFG Balanced 20-30 Fund, RiskPro® PFG Aggressive 30+ Fund, RiskPro® PFG Equity 30+ Fund, RiskPro® PFG Global 30+ Fund, RiskPro® PFG 30+ Fund, RiskPro® 30+ Fund and RiskPro® Aggressive 30+ Fund previously filed on September 15, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,008, and hereby incorporated by reference.
(d)(135)	Investment Advisory Agreement between Toews Corporation and Agility Shares Dynamic Tactical Income ETF and Agility Shares Managed Risk Equity ETF previously filed on August 10, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,109, and hereby incorporated by reference.
(d)(136)	Investment Advisory Agreement between W.E Donoghue & Co., LLC and Power Global Tactical Allocation/JAFlorines Fund previously filed on June 29, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,099, and hereby incorporated by reference. Amendment to Investment Advisory Agreement between W.E Donoghue & Co., LLC and Power Global Tactical Allocation/JAFlorines Fund previously filed on October 28, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,234, and hereby incorporated by reference.
(d)(137)	Investment Advisory Agreement between BTS Asset Management, Inc. and BTS Managed Income Fund previously filed on March 5, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,072, and hereby incorporated by reference.
(d)(138)	Investment Advisory Agreement between Altegris Advisors, LLC and Altegris/AACA Opportunistic Real Estate Fund and Altegris/AACA Real Estate Income Fund previously filed on July 27, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,106, and hereby incorporated by reference.
(d)(139)	Investment Sub-Advisory Agreement between Altegris Advisors, LLC and American Assets Capital Advisers, LLC with respect to the Altegris/AACA Opportunistic Real Estate Fund previously filed on March 24, 2021 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,338, and hereby incorporated by reference.
(d)(140)	Investment Sub-Advisory Agreement between Altegris Advisors, LLC and American Assets Capital Advisers, LLC with respect to the Altegris/AACA Real Estate Fund previously filed on July 27, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,106, and hereby incorporated by reference.
(d)(141)

Investment Advisory Agreement between Wright Fund Management, LLC and Sierra Tactical Municipal Fund is previously filed on January 28, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,158, and hereby incorporated by reference.

Amendment to Investment Advisory Agreement between Wright Fund Management, LLC and Sierra Tactical Municipal Fund previously filed on January 26, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1419, and hereby incorporated by reference.

(d)(142)	Investment Advisory Agreement between Clark Capital Management Group, LLC and Navigator Ultra Short Term Bond Fund previously filed on March 12, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,175, and hereby incorporated by reference.
(d)(143)	Investment Advisory Agreement between Zeo Capital Advisors, LLC and Zeo Sustainable Credit Fund previously filed on July 26, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,201 and hereby incorporated by reference.
(d)(144)	Investment Advisory Agreement between P/E Global LLC and The Global Rates Fund previously filed on August 9, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1203, and hereby incorporated by reference.

(d)(145)

Investment Advisory Agreement between Wright Fund Management, LLC and Sierra Tactical Bond Fund previously filed on September 3, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,215, and hereby incorporated by reference.

Amendment to the Investment Advisory Agreement between Wright Fund Management, LLC and Sierra Tactical Bond Fund previously filed on January 26, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1419, and hereby incorporated by reference.

(d)(146)	Investment Advisory Agreement between Princeton Fund Advisors, LLC and Princeton Adaptive Premium Fund previously filed on August 28, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1435, and hereby incorporated by reference.
(d)(147)	Investment Advisory Agreement between The Pacific Financial Group, LLC and PFG American Funds Growth Strategy Fund, PFG American Funds Conservative Income Strategy Fund, PFG BR Equity ETF Strategy Fund, PFG Sector Equity Business Cycle Strategy Fund, PFG Equity Index focused Strategy Fund and PFG Tactical Income Strategy Fund previously filed on May 1, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,279, and hereby incorporated by reference.
(d)(148)	Investment Advisory Agreement between Clark Capital Management Group, Navigator Tactical U.S. Allocation Fund and Navigator Tactical Investment Grade Bond Fund previously filed on April 27, 2021 to the Registrant’s Registration in Post- Effective Amendment No. 1,342, and hereby incorporated by reference.
(d)(149)	Investment Advisory Agreement between Wright Fund Management, LLC, Sierra Tactical Risk Spectrum 30 Fund, Sierra Tactical Risk Spectrum 50 Fund and Sierra Tactical Risk Spectrum 70 Fund previously filed on May 14, 2021 to the Registrant’s Registration in Post- Effective Amendment No. 1,358, and hereby incorporated by reference.
(d)(150)	Investment Advisory Agreement between AthenaInvest Advisors LLC and Athena Behavioral Tactical Fund previously filed on March 24, 2021 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,338, and hereby incorporated by reference.
(d)(151)	Investment Advisory Agreement between Altegris Advisors, L.L.C. and Altegris Futures Evolution Strategy Fund and Altegris/AACA Real Estate Opportunistic Fund previously filed on March 24, 2021 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,338, and hereby incorporated by reference.
(d)(152)	First Amendment to Investment Advisory Agreement between Pacific Financial Group, LLC and PFG American Funds Growth Strategy Fund, PFG American Funds Conservative Income Strategy Fund, PFG BR Equity Strategy Fund, PFG Sector Equity Business Cycle Strategy Fund, PFG Equity Index Focused Strategy Fund, PFG Tactical Income Strategy Fund, PFG Fidelity Institutional AM® Bond ESG Strategy Fund, PFG Janus Henderson® Balanced Strategy Fund and PFG Invesco® Thematic ESG Strategy Fund previously filed on January 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No.1386.
(d)(153)	Investment Advisory Agreement between Altegris Advisors, LLC and Altegris Crabel Multi-Strategy Fund previously filed on December 27, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1415, and hereby incorporated by reference.
(d)(154)	Investment Advisory Agreement between the Registrant and Osterweis Capital Management, LLC, Zeo Short Duration Income Fund and Zeo Sustainable Credit Fund previously filed on October 24, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1406, and hereby incorporated by reference.
(d)(155)	Seventh Amendment to Investment Advisory Agreement between Registrant and CMG Capital Management Group with respect to CMG Mauldin Core Fund previously filed on November 1, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1408, and hereby incorporated by reference.
(d)(156)	Second Amendment to the Investment Advisory Agreement between Donoghue Forlines LLC and Registrant previously filed on January 26, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1416, and hereby incorporated by reference.

(d)(157)	Investment Advisory Agreement between Wright Fund Management, LLC and Sierra Tactical Core Growth Fund previously filed on September 27, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1437, and hereby incorporated by reference.
(d)(158)	Investment Advisory Agreement between Pacific Financial Group, LLC and the Registrant, with respect to PFG Strategic Global Equity Index Strategy Fund, PFG U.S. Equity Index Strategy Fund, and PFG Index Growth Strategy Fund to be filed by subsequent amendment.
(e)(1)	Underwriting Agreement between the Registrant and Northern Lights Distributors LLC previously filed on July 27, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 728, and hereby incorporated by reference.
(e)(2)	Underwriting Agreement between the Registrant and Foreside Distribution Services, LP with respect to The Leader Short-Term Bond Fund, previously filed on October 20, 2008 to the Registrant’s Registration Statement in Post-Effective Amendment No. 66, and hereby incorporated by reference. Amendment to Underwriting Agreement between the Registrant and Foreside Distribution Services, LP with respect to Leader Global Bond Fund, Leader Total Return Fund and Princeton Futures Strategy Fund previously filed on June 3, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 721, and hereby incorporated by reference.
(e)(3)	Underwriting Agreement between the Registrant and ALPS Distribution, Inc. with respect to 13D Activist Fund, previously filed on April 7, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 598, and hereby incorporated by reference.
(f)	Bonus or Profit Sharing Contracts - NONE
(g)(1)	Custody Agreement between the Registrant and The Bank of New York Mellon, previously filed on October 3, 2007 to the Registrant’s Registration Statement in Post-Effective Amendment No. 29, and hereby incorporated by reference.
(g)(2)	Custody Agreement between the Registrant and the First National Bank of Omaha is hereby incorporated by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement on Form N-1A, filed on March 2, 2007 and hereby incorporated by reference.
(g)(3)	Amended and Restated Global Custody Agreement between the Registrant and Union Bank, N.A., previously filed on November 13, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1312, and hereby incorporated by reference.
(g)(4)	Custody Agreement between the Registrant and Fifth Third Bank, previously filed on October 20, 2008 to the Registrant’s Registration Statement in Post-Effective Amendment No. 66, and hereby incorporated by reference.
(g)(5)	Custody Agreement between the Registrant and JPMorgan Chase Bank, N.A. previously filed on August 29, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 302, and hereby incorporated by reference.
(g)(6)	Custody Agreement between the Registrant and U.S. Bank National Association previously filed on April 17, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1268, and hereby incorporated by reference.
(h)(1)	Fund Services Agreement between the Registrant and Gemini Fund Services, LLC, dated June 22, 2011, previously filed on September 27, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 535, and hereby incorporated by reference.
(h)(2)	Amended Expense Limitation Agreement between the Registrant, with respect to the Adaptive Allocation Fund and Critical Math Advisors LLC previously filed on April 17, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1268, and hereby incorporated by reference.
(h)(3)	Expense Limitation Agreement between the Registrant, with respect to The Biondo Growth Fund, and Biondo Investment Advisors, LLC, previously filed on April 29, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 605, and hereby incorporated by reference.

(h)(4)	Expense Limitation Agreement between the Registrant, with respect to the Pacific Financial Faith & Values Based Moderate Fund was previously filed on August 26, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 628, and hereby incorporated by reference.
(h)(5)	Revised Expense Limitation Agreement between the Registrant, with respect to Sierra Core Retirement Fund and Wright Fund Management, LLC previously filed on March 9, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 694, and hereby incorporated by reference.
(h)(6)	Custody Administration Agreement between Registrant and the Administrator, with respect to certain Funds of the Trust that use First National Bank of Omaha as Custodian, is hereby incorporated by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement on Form N-1A, filed on March 2, 2007 and hereby incorporated by reference.
(h)(7)	Expense Limitation Agreement between the Registrant, with respect to KCM Macro Trends Fund and Kerns Capital Management, Inc., previously filed on April 18, 2008 to the Registrant’s Registration Statement in Post-Effective Amendment No. 41, and hereby incorporated by reference.
(h)(8)	Expense Limitation Agreement between the Registrant, with respect to the Wade Tactical Long/Short Fund and Wade Financial Group previously filed on August 21, 2008 to the Registrant’s Registration Statement in Post-Effective Amendment No. 58, and hereby incorporated by reference.
(h)(9)	Revised Expense Limitation Agreement between Toews Corporation and Toews Tactical Oceana Fund, Toews Tactical Income Fund, Toews Tactical Monument Fund, Toews Tactical Opportunity Fund, Toews Tactical Growth Allocation Fund, Toews Tactical Defensive Alpha Fund, Toews Unconstrained Income Fund previously filed on October 23, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1309, and hereby incorporated by reference.
(h)(10)	Expense Limitation Agreement between the Registrant, with respect to Leader Short-Term Bond Fund and Leader Capital Corp., previously filed on October 20, 2008 to the Registrant’s Registration Statement in Post-Effective Amendment No. 66, and hereby incorporated by reference.
(h)(11)	Expense Limitation Agreement between the Registrant, with respect to the CMG Absolute Return Strategies Fund and CMG Capital Management Group, Inc. previously filed on March 9, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 80, and hereby incorporated by reference. Expense Limitation Agreement between the Registrant, with respect to the CMG SR Tactical Bond Fund and CMG Capital Management Group, Inc. as last updated on June 17, 2013 previously filed on June 17, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 496, and hereby incorporated by reference.
(h)(12)	Expense Limitation Agreement between the Registrant, with respect to the GMG Defensive Beta Fund and Montebello Partners, LLC previously filed on July 27, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 728, and hereby incorporated by reference.
(h)(13)	Revised Expense Limitation Agreement between the Registrant, with respect to the Astor Dynamic Allocation Fund and Astor Sector Allocation Fund, and Astor Investment Management, LLC previously filed on March 10, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 953, and hereby incorporated by reference.

(h)(14)	Expense Limitation Agreement between the Registrant, with respect to Equinox MutualHedge Futures Strategy Fund and Equinox Fund Management, LLC previously filed on September 1, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No, 749, and hereby incorporated by reference.
(h)(15)	Expense Limitation Agreement between the Registrant, with respect to Investment Partners Opportunities Fund and Investment Partners Asset Management, Inc. previously filed on April 29, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 606, and hereby incorporated by reference.
(h)(16)	Expense Limitation Agreement between the Registrant, with respect to Princeton Futures Strategy Fund and Princeton Fund Advisors, LLC previously filed on June 6, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 836, and hereby incorporated by reference.
(h)(17)	Expense Limitation Agreement between the Registrant, with respect to Leader Total Return Fund and Leader Capital Corp. previously filed on June 30, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 162, and hereby incorporated by reference.
(h)(18)	Expense Limitation Agreement between the Registrant and Altegris Advisors, L.L.C., with respect to Altegris Managed Futures Strategy Fund and Altegris Advisors, L.L.C. previously filed on March 9, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 811, and hereby incorporated by reference.
(h)(19)	Expense Limitation Agreement between the Registrant, with respect to Power Income Fund, Power Dividend Index Fund, Power Momentum Index Fund, Power Floating Rate Index Fund, Power Dividend Mid-Cap Index Fund, Power Global Tactical Allocation/JAForlines Fund and W.E. Donoghue & Co., Inc. previously filed on October 28, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,234, and hereby incorporated by reference.
(h)(20)	Revised Expense Limitation Agreement between the Registrant, with respect to PSI All Asset Fund, PSI Strategic Growth Fund and PSI Tactical Growth Fund previously filed on October 25, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1233, and hereby incorporated by reference.
(h)(21)	Expense Limitation Agreement between the Registrant, with respect to CWC Small Cap Aggressive Value Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(h)(22)	Amended Expense Limitation Agreement between the Registrant, with respect to TransWestern Institutional Short Duration Government Bond Fund previously filed on April 17, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1268, and hereby incorporated by reference.
(h)(23)	Expense Limitation Agreement between Logan Circle Partners, L.P. and the Registrant, with respect to Fortress Long/Short Credit Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(h)(24)	Amended Expense Limitation Agreement between Bee previously filed on April 17, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1268, and hereby incorporated by reference.
(h)(25)	Expense Limitation Agreement between Clark Capital Management Group, Inc. and the Registrant, with respect to Navigator Equity Hedged Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference. Revised Expense Limitation Agreement between Clark Capital Management Group, Inc. and the Registrant, with respect to Navigator Equity Hedged Fund previously filed on April 27, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1392, and hereby incorporated by reference.

(h)(26)	Amended Expense Limitation Agreement between Dearborn Capital Management, L.L.C. and the Registrant, with respect to Grant Park Managed Futures Strategy Fund previously filed on July 11, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 614, and hereby incorporated by reference.
(h)(27)	Amended Expense Limitation Agreement between Dearborn Capital Management, LLC and the Registrant with respect to the Grant Park Multi-Alternative Strategies Fund previously filed on January 25, 2022 to the Registrant’s Registration Statement in Post- Effective Amendment No. 1382, and hereby incorporated by reference.
(h)(28)	Expense Limitation Agreement between Genesis Capital LLC and the Registrant, with respect to Granite Harbor Alternative Fund and Granite Harbor Tactical Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(h)(29)	Expense Limitation Agreement between Altegris Advisors, L.L.C. and the Registrant, with respect to Altegris Macro Strategy Fund and Altegris Equity Long Short Fund previously filed on March 9, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 811, and hereby incorporated by reference.
(h)(30)	Expense Limitation Agreement between Zeo Capital Advisors, LLC and the Registrant, with respect to Zeo Short Duration Income Fund previously filed on July 26, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,201 and hereby incorporated by reference.
(h)(31)	Expense Limitation Agreement between Giralda Advisors, LLC and the Registrant, with respect to The Giralda Fund previously filed on April 15, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 697, and hereby incorporated by reference.
(h)(32)	Expense Limitation Agreement between Van Hulzen Asset Management, LLC and the Registrant, with respect to Iron Horse Fund previously filed on January 13, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 658, and hereby incorporated by reference.
(h)(33)	Expense Limitation Agreement between Makefield Capital Management, LLC and the Registrant, with respect to Makefield Managed Futures Strategy Fund, previously filed on December 23, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 571, and hereby incorporated by reference.
(h)(34)	Expense Limitation Agreement between Ascendant Advisors, LLC and the Registrant, with respect to Ascendant Balanced Fund, Ascendant Natural Resources Fund, Ascendant Deep Value Convertibles Fund and Patriot Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(h)(35)	Expense Limitation Agreement between Altegris Advisors, L.L.C. and the Registrant, with respect to Altegris Futures Evolution Strategy Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(h)(36)	Expense Limitation Agreement between Risk Paradigm Group, LLC and the Registrant, with respect to RPG Emerging Market Sector Rotation Fund previously filed on November 28, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 337, and hereby incorporated by reference.
(h)(37)	Expense Limitation Agreement between CMG Capital Management Group, Inc. and the Registrant, with respect to the CMG Tactical Equity Strategy Fund, CMG Global Equity Fund and CMG Managed High Yield Fund previously filed on April 30, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 607, and hereby incorporated by reference.

(h)(38)	Expense Limitation Agreement between Wright Fund Management and the Registrant, with respect to the Tactical Core Income Fund previously filed on March 10, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 954, and hereby incorporated by reference.
(h)(39)	Form of Revised Expense Limitation Agreement between Princeton Fund Advisors, LLC, Eagle Global Advisors, LLC and the Registrant, with respect to the Eagle MLP Strategy previously filed on July 24, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,104, and hereby incorporated by reference.
(h)(40)	Expense Limitation Agreement between Princeton Fund Advisors, LLC, and the Registrant with respect to the Sandalwood Opportunity Fund previously filed on January 28, 2014 to the Registrant’s Registration Statement in Amendment No. 586, and hereby incorporated by reference.
(h)(41)	Expense Limitation Agreement between Altegris Advisors, L.L.C., and the Registrant with respect to the Altegris Fixed Income Long Short Fund and Altegris Multi-Strategy Alternative Fund previously filed on April 30, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 607, and hereby incorporated by reference.
(h)(42)	Expense Limitation Agreement between BTS Asset Management, Inc. and the Registrant with respect to the BTS Tactical Fixed Income Fund previously filed on April 22, 2016 to the Registrant’s Registration Statement in Amendment No. 815, and hereby incorporated by reference.
(h)(43)	Expense Limitation Agreement between Clark Capital Management Group, Inc. and the Registrant with respect to the Navigator Duration Neutral Bond Fund previously filed on January 28, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 797, and hereby incorporated by reference.
(h)(44)	Interim Expense Limitation Agreement between Probabilities Fund Management, LLC and the Registrant with respect to the Probabilities Fund previously filed on January 28, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 797, and hereby incorporated by reference.
(h)(45)	Expense Limitation Agreement between Altegris Advisors, LLC and the Registrant with respect to the Altegris/AACA Real Estate Long Short Fund previously filed on December 23, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 571, and hereby incorporated by reference.
(h)(46)	Expense Limitation Agreement between Genesis Capital, LLC and the Registrant with respect to the Anchor Alternative Income Fund previously filed on April 15, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 697, and hereby incorporated by reference.
(h)(47)	Expense Limitation Agreement between Giralda Advisors, LLC and the Registrant with respect to the Giralda Risk-Managed Growth Fund previously filed on April 15, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 697, and hereby incorporated by reference.
(h)(48)	Expense Limitation Agreement between Clark Capital Management Group, Inc. and the Registrant with respect to the Navigator Sentry Managed Volatility Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.

(h)(49)

Expense Limitation Agreement between Astor Investment Management, LLC and the Registrant with respect to the Astor Macro Alternative Fund previously filed on October 3, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 876, and hereby incorporated by reference.

Revised Expense Limitation Agreement between Astor Investment Management, LLC and the Registrant with respect to the Astor Macro Alternative Fund previously filed on November 25, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1410, and hereby incorporated by reference.

Revised Expense Limitation Agreement between Astor Investment Management, LLC and the Registrant with respect to the Astor Macro Alternative Fund previously filed on January 26, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1417, and hereby incorporated by reference.

(h)(50)	Expense Limitation Agreement between Clark Capital Management Group, Inc. and the Registrant with respect to the Navigator Tactical Fixed Income Fund previously filed on January 23, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 659, and hereby incorporated by reference.
(h)(51)	Expense Limitation Agreement between Leader Capital Corp. and the Registrant with respect to the Leader Global Bond Fund previously filed on October 29, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 648, and hereby incorporated by reference.
(h)(52)	Expense Limitation Agreement between Genesis Capital LLC and the Registrant with respect to the Anchor Tactical Municipal Fund previously filed on May 28, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 720, and hereby incorporated by reference.
(h)(53)	Expense Limitation Agreement between Princeton Fund Advisors, LLC and the Registrant with respect to the Athena Behavioral Tactical Fund previously filed on May 28, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 720, and hereby incorporated by reference.
(h)(54)	Expense Limitation Agreement between Dearborn Capital Management, LLC and the Registrant with respect to the Grant Park Absolute Return and Grant Park Fixed Income previously filed on January 25, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 923, and hereby incorporated by reference.
(h)(55)	Revised Expense Limitation Agreement between Ladenburg Thalmann Asset Management, Inc. and Registrant with respect to the Ladenburg Aggressive Growth Fund, Ladenburg Growth Fund, Ladenburg Growth & Income Fund, Ladenburg Income & Growth Fund and Ladenburg Income Fund previously filed on October 23, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1308, and hereby incorporated by reference.
(h)(56)	Expense Limitation Agreement between Princeton Fund Advisors, LLC and Registrant with respect to the Deer Park Total Return Credit Fund previously filed on March 10, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 954, and hereby incorporated by reference.
(h)(57)	Consulting Agreement between Northern Lights Compliance Services, LLC and Registrant previously filed on August 7, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 734, and hereby incorporated by reference.
(h)(58)	Expense Limitation Agreement between Probabilities Fund Management and Registrant with respect to the Probabilities Fund is previously filed on December 31, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 789, and hereby incorporated by reference.
(h)(59)	Expense Limitation Agreement between Princeton Fund Advisors, LLC and Registrant with respect to the Princeton Premium Fund previously filed on January 25, 2021to the Registrant’s Registration Statement in Post Effective Amendment No. 1322, and hereby incorporated by reference.

(h)(60)	Expense Limitation Agreement between Altegris Advisors, LLC and Registrant with respect to the Altegris Multi-Strategy Alternative Fund is previously filed on April 29, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 821, and hereby incorporated by reference.
(h)(61)	Amended Expense Limitation Agreement between Princeton Fund Advisors, LLC and Registrant with respect to the Princeton Futures Strategy Fund previously filed on July 28, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 847, and hereby incorporated by reference.
(h)(62)	Amendment to the Fund Services Agreement between the Registrant and Gemini Fund Services, LLC previously filed on September 27, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 873, and hereby incorporated by reference.
(h)(63)	Expense Limitation Agreement between Altegris Advisors, LLC and Registrant with respect to the Altegris GSA Trend Strategy Fund previously filed on April 19, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 960, and hereby incorporated by reference.
(h)(64)	Expense Limitation Agreement between Toews Corporation and Registrant with respect to the Toews Tactical Defensive Alpha Fund previously filed on October 12, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 881, and hereby incorporated by reference.
(h)(65)	Expense Limitation Agreement between AlphaCore Absolute, LLC, and Registrant with respect to AlphaCore Absolute Return Fund, previously filed on October 27, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 885, and hereby incorporated by reference.
(h)(69)	Expense Limitation Agreement between Princeton Fund Advisors, LLC, and Registrant with respect to Princeton Long/Short Treasury Fund, previously filed on March 10, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 953, and hereby incorporated by reference.
(h)(70)	Expense Limitation Agreement between Leader Capital Corporation, and Registrant with respect to Leader Floating Rate Fund, previously filed on January 3, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 915, and hereby incorporated by reference.
(h)(71)	Expense Limitation Agreement between AlphaCore Capital, LLC, and Registrant with respect to AlphaCore Statistical Arbitrage Fund, previously filed on August 9, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 984, and hereby incorporated by reference.
(h)(72)	Expense Limitation Agreement between W.E. Donoghue & CO., LLC, and Registrant with respect to Power Floating Rate Index Fund and Power Dividend Mid-Cap Index Fund, previously filed on October 30, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,019, and hereby incorporated by reference.
(h)(73)	Expense Limitation Agreement between Toews Corporation and Agility Shares Dynamic Tactical Income ETF and Agility Shares Managed Risk Equity ETF previously filed on August 10, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,109, and hereby incorporated by reference.
(h)(74)	Expense Limitation Agreement between W.E Donoghue & Co., LLC and Power Global Tactical Allocation/JAFlorines Fund previously filed on June 29, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,099, and hereby incorporated by reference.

(h)(75)	Expense Limitation Agreement between BTS Asset Management, Inc. and BTS Managed Income Fund previously filed on March 5, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,072, and hereby incorporated by reference.
(h)(76)	Expense Limitation Agreement between Altegris Advisors, LLC and Altegris/AACA Real Estate Income Fund previously filed on April 3, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,177, and hereby incorporated by reference.
(h)(77)	Form of Expense Limitation Agreement between Wright Fund Management, LLC and Sierra Tactical Municipal Fund previously filed on December 26, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,145, and hereby incorporated by reference.
(h)(78)	Expense Limitation Agreement between Clark Capital Management Group, LLC and Navigator Ultra Short Bond Fund previously filed on March 14, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,178, and hereby incorporated by reference. Revised Expense Limitation Agreement between Clark Capital Management Group, Inc and Registrant with respect to the Navigator Ultra Short Bond Fund previously filed on April 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1390, and hereby incorporated by reference.
(h)(79)	Expense Limitation Agreement between Zeo Capital Advisors, LLC and Zeo Sustainable Credit Fund previously filed on July 26, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,201 and hereby incorporated by reference.
(h)(80)	Expense Limitation Agreement between P/E Global, LLC and The Global Rates Fund previously filed on August 22, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1205, and hereby incorporated by reference.
(h)(81)	Expense Limitation Agreement between the Registrant, with respect to The Biondo Growth Fund, and Biondo Investment Advisors, LLC previously filed on August 22, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,206, and hereby incorporated by reference.
(h)(82)	Expense Limitation Agreement between Wright Fund Management, LLC and Sierra Tactical Bond Fund LLC previously filed on October 21, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,230, and hereby incorporated by reference.
(h)(83)	Form of Expense Limitation Agreement between Princeton Fund Advisors, LLC and Princeton Adaptive Premium Fund previously filed on January 8, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,246, and hereby incorporated by reference.
(h)(84)	Second Amendment to the ETF Fund Services Agreement between the Registrant and Gemini Fund Services dated January 1, 2020 previously filed on October 26, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,310, and hereby incorporated by reference.
(h)(85)	Third Amendment to the Fund Services Agreement between the Registrant and Gemini Fund Services dated January 1, 2020 previously filed on October 27, 2020 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,311, and hereby incorporated by reference.
(h)(86)	Expense Limitation Agreement between Clark Capital Management Group, Navigator Tactical U.S. Allocation Fund and Navigator Tactical Investment Grade Bond Fund previously filed on April 28, 2021 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,346, and hereby incorporated by reference.

(h)(87)	Expense Limitation Agreement between Wright Fund Management, LLC and Registrant with respect to Sierra Tactical All Asset Fund, Sierra Tactical Bond Fund, Sierra Tactical Core Income Fund, Sierra Tactical Municipal Fund, Sierra Tactical Risk Spectrum 30 Fund, Sierra Tactical Risk Spectrum 50 Fund, Sierra Tactical Risk Spectrum 70 Fund and Sierra Tactical Core Growth Fund previously filed on September 27, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1437, and hereby incorporated by reference.
(h)(88)	Expense Limitation Agreement between Wright Fund Management, LLC and Registrant with respect to Sierra Tactical Risk Spectrum 30 Fund, Sierra Tactical Risk Spectrum 50 Fund and Sierra Tactical Risk Spectrum 70 Fund previously filed on May 14, 2021 to the Registrant’s Registration in Post- Effective Amendment No. 1,358, and hereby incorporated by reference.
(h)(89)	Expense Limitation Agreement between AthenaInvest Advisors LLC and Registrant with respect to Athena Behavioral Tactical Fund previously filed on March 24, 2021 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,338, and hereby incorporated by reference.
(h)(90)	Fund of Funds Investment Agreement between The RBB Fund, Inc., Wright Fund Management, LLC and the Registrant with respect to Sierra Tactical All Asset Fund and Sierra Tactical Core Income Fund previously filed on June 4, 2021 to the Registrant’s Registration in Post-Effective Amendment No. 1,360, and hereby incorporated by reference.
(h)(91)	Expense Limitation Agreement between CMG Capital Management Group, Inc. and the Registrant, with respect to the CMG Mauldin Core Fund, CMG Tactical All Asset Strategy Fund and CMG Tactical Bond Fund previously filed on July 30, 2021 to the Registrant’s Registration in Post-Effective Amendment No. 1,364, and hereby incorporated by reference.
(h)(92)	Fund of Funds Investment Agreement between Blackrock ETF Trust, Blackrock ETF Trust II and the Registrant previously filed on January 25, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1382, and hereby incorporated by reference.
(h)(93)	Fund of Funds Investment Agreement between Direxion Shares ETF Trust and the Registrant previously filed on January 25, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1382, and hereby incorporated by reference.
(h)(94)	Form of Fund of Funds Investment Agreement between Fidelity Merrimack Street Trust, Fidelity Covington Trust, Fidelity Commonwealth Trust and the Registrant previously filed on January 25, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1383, and hereby incorporated by reference.
(h)(95)	Form of Fund of Funds Investment Agreement between Direxion Funds and the Registrant previously filed on January 25, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1383, and hereby incorporated by reference.
(h)(96)

Fund of Funds Investment Agreement between Invesco Exchange-Traded Fund Trust,

Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust,

Invesco Actively Managed Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust, Invesco Exchange-Traded Self-Indexed Fund Trust and the Registrant previously filed on January 25, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1383, and hereby incorporated by reference.

(h)(97)	Fund of Funds Investment Agreement between Krane Shares Trust and the Registrant previously filed on January 25, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1384, and hereby incorporated by reference.
(h)(98)	Fund of Funds Investment Agreement between ProFunds and the Registrant previously filed on January 25, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1384, and hereby incorporated by reference.
(h)(99)	Fund of Funds Investment Agreement between ProShares Trust and the Registrant previously filed on January 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1385, and hereby incorporated by reference.

(h)(100)	Fund of Funds Investment Agreement between Schwab Strategic Trust and the Registrant previously filed on January 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1385, and hereby incorporated by reference.
(h)(101)	Fund of Funds Investment Agreement between The Select Sector SPDR Trust and the Registrant previously filed on January 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1385, and hereby incorporated by reference.
(h)(102)	Fund of Funds Investment Agreement between SPDR Series Trust, SPDR Index Shares Funds, SSGA Active Trust and the Registrant previously filed on January 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1386, and hereby incorporated by reference.
(h)(103)	Fund of Funds Investment Agreement between SPDR S&P 500 ETF Trust, SPDR Dow Jones Industrial Average ETF Trust and the Registrant previously filed on January 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1386, and hereby incorporated by reference.
(h)(104)	Fund of Funds Investment Agreement between Vanguard Fund and the Registrant previously filed on January 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1386, and hereby incorporated by reference.
(h)(105)	Fund Services Agreement between Ultimus Fund Solutions, LLC and the Registrant previously filed on April 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1388, and hereby incorporated by reference.
(h)(106)	ETF Fund Services Agreement between Ultimus Fund Solutions, LLC and Registrant previously filed on April 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1388, and hereby incorporated by reference.
(h)(107)	Revised Expense Limitation Agreement between Probabilities Fund Management, LLC and Registrant with respect to the Probabilities Fund previously filed on April 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1389, and hereby incorporated by reference.
(h)(108)	Expense Limitation Agreement between Clark Capital Management Group, Inc. and Registrant with respect to Navigator Tactical U.S. Allocation Fund and Navigator Tactical Investment Grade Bond Fund previously filed on April 27, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1393, and hereby incorporated by reference.
(h)(109)	Expense Limitation Agreement between Altegris Advisors, LLC and Altegris Crabel Multi-Strategy Fund previously filed on December 27, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1415, and hereby incorporated by reference.
(h)(110)	Expense Limitation Agreement between Osterweis Capital Management, LLC and Zeo Short Duration Income Fund and Zeo Sustainable Credit Fund previously filed on October 25 2022 to the Registrant’s Registration in Post-Effective Amendment No. 1407, and hereby incorporated by reference.
(h)(111)

Operating Expense Limitation Agreement between Registrant on behalf of PFG American Funds® Conservative Income Strategy Fund, PFG American Funds® Growth Strategy Fund, PFG Fidelity Institutional AM® Equity Index Strategy Fund, PFG Fidelity Institutional AM® Equity Sector Strategy Fund, PFG Fidelity Institutional AM® Bond ESG Strategy Fund, PFG JP Morgan® Tactical Aggressive Strategy Fund, PFG JP Morgan® Tactical Moderate Strategy Fund, PFG BNY Mellon® Diversifier Strategy Fund, PFG MFS® Aggressive Growth Strategy Fund, PFG BR Equity ESG Strategy Fund, PFG Janus Henderson® Balanced Strategy Fund, PFG Invesco® Thematic ESG Strategy Fund, PFG Meeder Tactical Strategy Fund, PFG Tactical Income Strategy Fund and PFG Active Core Bond Strategy Fund

and Pacific Financial Group, LLC previously filed on January 26, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1418, and hereby incorporated by reference.

(h)(112)	Expense Limitation Agreement between Pacific Financial Group, LLC and the Registrant, with respect to PFG Strategic Global Equity Index Strategy Fund, PFG U.S. Equity Index Strategy Fund, and PFG Index Growth Strategy Fund to be filed by subsequent amendment.
(i)(1)	Legal Opinion previously filed on September 27, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1437, and hereby incorporated by reference.
(i)(2)	Consent of Counsel previously filed on November 28, 2023 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1444, and hereby incorporated by reference.
(j)(1)	Consents of Independent Auditor is filed herewith.
(j)(2)	Powers of Attorney of Anthony J. Hertl, Gary W. Lanzen, Mark Taylor, John V. Palancia, Mark D. Gersten, Mark Garbin and Kevin Wolf previously filed on June 30, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 981, and hereby incorporated by reference. Powers of Attorney of Andrew Rogers previously filed on September 1, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,001, and hereby incorporated by reference.
(j)(3)	Powers of Attorney of Anthony J. Hertl, Gary W. Lanzen, Mark Taylor, John V. Palancia, Andrew Rogers, Mark Garbin and Mark D. Gersten with respect to AMA Fund Ltd. previously filed on April 17, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 599, and hereby incorporated by reference.
(k)	Omitted Financial Statements - Not Applicable.
(l)	Initial Capital Agreements - Not Applicable.
(m)(1)	Master Distribution Shareholder Servicing Plan for Class A Shares previously filed on October 10, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 638, and hereby incorporated by reference.
(m)(2)	Master Distribution Shareholder Servicing Plan for Class A1 Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(3)	Master Distribution Shareholder Servicing Plan for Class C Shares previously filed on October 10, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 638, and hereby incorporated by reference.
(m)(4)	Master Distribution Shareholder Servicing Plan for Class I Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(5)	Master Distribution Shareholder Servicing Plan for Class I1 Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(6)	Master Distribution Shareholder Servicing Plan for Class N Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(7)	Master Distribution Shareholder Servicing Plan for Class O Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(8)	Master Distribution Shareholder Servicing Plan for Class R Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(9)	Master Distribution Shareholder Servicing Plan for Class R-1 Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.

(m)(10)	Master Distribution Shareholder Servicing Plan for Class R-2 Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(11)	Master Distribution Shareholder Servicing Plan for Class W Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(12)	Master Distribution Shareholder Servicing Plan for Class Y Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(13)	Master Distribution Shareholder Servicing Plan for Institutional Class Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(14)	Revised Master Distribution Shareholder Servicing Plan for Investor Class Shares previously filed on October 21, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,231, and hereby incorporated by reference.
(m)(15)	Master Distribution Shareholder Servicing Plan for Manager Class Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(16)	Master Distribution Shareholder Servicing Plan for Non-designated Class Shares previously filed on May 28, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 720, and hereby incorporated by reference.
(m)(17)	Master Distribution Shareholder Servicing Plan for Retail Class Shares previously filed on October 4, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 539, and hereby incorporated by reference.
(m)(18)	Distribution Agreement between the Registrant and ALPS Distributors, Inc. with respect to The 13D Activist Fund previously filed on March 3, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 595, and hereby incorporated by reference.
(m)(19)	Master Distribution Shareholder Servicing Plan for Class T Shares previously filed on May 5, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 968, and hereby incorporated by reference.
(m)(20)	Master ETF Distribution Shareholders Servicing Plan, previously filed on August 22, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1205, and hereby incorporated by reference.
(n)	Rule 18f-3 Plan to add PFG Strategic Global Equity Index Strategy Fund, PFG U.S. Equity Index Strategy Fund, and PFG Index Growth Strategy Fund to be filed by subsequent amendment.
(n)(1)	Revised Rule 18f-3 Plan to add Sierra Tactical Municipal Fund previously filed on December 26, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,145, and hereby incorporated by reference.
(n)(2)	Form of Revised Rule 18f-3 Plan to add PFG Fidelity Institutional AM® Bond ESG Strategy, PFG Janus Henderson® Balanced Strategy, and PFG Invesco® Thematic Equity ESG Strategy previously filed on October 6, 2021 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,375, and hereby incorporated by reference.
(p)(1)	Code of Ethics of Northern Lights Distributors, LLC, previously filed on August 10, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,109, and hereby incorporated by reference.
(p)(2)	Code of Ethics of Critical Math Advisors LLC, previously filed on January 30, 2006 to the Registrant’s Registration Statement in Post-Effective Amendment No. 8, and hereby incorporated by reference.

(p)(3)	Code of Ethics of Biondo Investment Advisors, LLC, previously filed on October 27, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 882, and hereby incorporated by reference.
(p)(5)	Code of Ethics of Changing Parameters, LLC previously filed on January 12, 2007 to the Registrant’s Registration Statement in Post-Effective Amendment No. 16, and hereby incorporated by reference.
(p)(6)	Code of Ethics of The Pacific Financial Group, LLC previously filed on May 10, 2007 to the Registrant’s Registration Statement in Post-Effective Amendment No. 21, and hereby incorporated by reference.
(p)(7)	Code of Ethics of Wright Fund Management, LLC, previously filed on December 17, 2007 to the Registrant’s Registration Statement in Post-Effective Amendment No. 35, and hereby incorporated by reference.
(p)(8)	Code of Ethics of Crow Point Partners, LLC, previously filed on January 23, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 576, and hereby incorporated by reference.
(p)(9)	Code of Ethics of Kerns Capital Management, Inc. previously filed on October 12, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,128, and hereby incorporated by reference.
(p)(10)	Code of Ethics of Equinox Fund Management, LLC previously filed on September 25, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,126, and hereby incorporated by reference.
(p)(11)	Code of Ethics of Wade Financial Group, previously filed on August 21, 2008 to the Registrant’s Registration Statement in Post-Effective Amendment No. 58, and hereby incorporated by reference.
(p)(12)	Code of Ethics of Toews Corporation previously filed on August 28, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 631, and hereby incorporated by reference.
(p)(13)	Code of Ethics of Leader Capital Corp., previously filed on October 20, 2008 to the Registrant’s Registration Statement in Post-Effective Amendment No. 66, and hereby incorporated by reference.
(p)(14)	Code of Ethics of CMG Capital Management Group, Inc. previously filed on April 30, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 84, and hereby incorporated by reference.
(p)(15)	Code of Ethics of Traub Capital Management, LLC previously filed on April 30, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 84, and hereby incorporated by reference.
(p)(16)	Code of Ethics of Bandon Capital Management, LLC previously filed on August 28, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 631, and hereby incorporated by reference.
(p)(17)	Code of Ethics of Scotia Partners, Ltd. previously filed on April 30, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 84, and hereby incorporated by reference.
(p)(18)	Code of Ethics of Summit Portfolios Advisors, LLC previously filed on June 24, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 91, and hereby incorporated by reference.
(p)(19)	Code of Ethics of Montebello Partners, LLC previously filed on September 14, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 104, and hereby incorporated by reference.
(p)(20)	Code of Ethics of BTS Asset Management, LLC previously filed on October 27, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 882, and hereby incorporated by reference.

(p)(21)	Code of Ethics of National Asset Management, Inc., previously filed on January 23, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 576, and hereby incorporated by reference.
(p)(22)	Code of Ethics of Investment Partners Asset Management, Inc. previously filed on October 2, 2009 to the Registrant’s Registration Statement in Post-Effective Amendment No. 107, and hereby incorporated by reference.
(p)(23)	Code of Ethics of Princeton Fund Advisors, LLC previously filed on April 7, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 598, and hereby incorporated by reference.
(p)(24)	Code of Ethics of 6800 Capital, LLC previously filed on June 30, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 162, and hereby incorporated by reference.
(p)(25)	Code of Ethics of Congress Asset Management Company, LLP previously filed on June 30, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 162, and hereby incorporated by reference.
(p)(26)	Code of Ethics of Chadwick & D’Amato, LLC previously filed on June 30, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 162, and hereby incorporated by reference.
(p)(27)	Code of Ethics of 13D Management, LLC previously filed on July 8, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 164, and hereby incorporated by reference.
(p)(28)	Code of Ethics of Altegris Advisors, L.L.C. previously filed on August 31, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 171, and hereby incorporated by reference.
(p)(29)	Code of Ethics of W.E. Donoghue & Co., Inc. previously filed on October 24, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,129, and hereby incorporated by reference.
(p)(30)	Code of Ethics of Portfolio Strategies, Inc. previously filed on August 31, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 171, and hereby incorporated by reference.
(p)(31)	Code of Ethics of CWC Advisors, LLC previously filed on March 14, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 230, and hereby incorporated by reference.
(p)(32)	Code of Ethics of TransWestern Capital Advisors, LLC previously filed on October 25, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1130, and hereby incorporated by reference.
(p)(33)	Code of Ethics of Loomis, Sayles & Company, L.P., previously filed on July 2, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,100, and hereby incorporated by reference. Amended Code of Ethics of Loomis, Sayles & Company, L.P. previously filed on April 26, 2022 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1391, and hereby incorporated by reference.
(p)(34)	Code of Ethics of Beech Hill Advisors, Inc. previously filed on November 30, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 186, and hereby incorporated by reference.
(p)(35)	Code of Ethics of Clark Capital Management Group, Inc. previously filed on December 2, 2010 to the Registrant’s Registration Statement in Post-Effective Amendment No. 187, and hereby incorporated by reference.
(p)(36)	Code of Ethics of Dearborn Capital Management, L.L.C., previously filed on January 23, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 576, and hereby incorporated by reference.

(p)(37)	Code of Ethics of Risk Paradigm Group, LLC previously filed on March 14, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 230, and hereby incorporated by reference.
(p)(38)	Code of Ethics of Genesis Capital, LLC previously filed on March 29, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 232, and hereby incorporated by reference.
(p)(39)	Code of Ethics of CWM, LLC previously filed on May 6, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 246, and hereby incorporated by reference.
(p)(40)	Code of Ethics of Zeo Capital Advisors, LLC previously filed on December 29, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 345, and hereby incorporated by reference.
(p)(41)	Code of Ethics of Giralda Advisors, LLC previously filed on March 29, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 232, and hereby incorporated by reference.
(p)(42)	Code of Ethics of Van Hulzen Asset Management, LLC previously filed on May 6, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 246, and hereby incorporated by reference.
(p)(43)	Code of Ethics of Ascendant Advisors, LLC previously filed on August 28, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 631, and hereby incorporated by reference.
(p)(44)	Code of Ethics of Winch Advisory Services, LLC previously filed on December 29, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 345, and hereby incorporated by reference.
(p)(45)	Code of Ethics of Absolute Private Wealth Management, LLC previously filed on July 1, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 279, and hereby incorporated by reference.
(p)(46)	Code of Ethics of Horizon Cash Management LLC previously filed on July 1, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 279, and hereby incorporated by reference.
(p)(47)	Code of Ethics of DoubleLine Capital LP was previously filed on October 19, 2011 to the Registrant’s Registration Statement in Post-Effective Amendment No. 318, and hereby incorporated by reference.
(p)(48)	Code of Ethics of Eagle Global Advisors, LLC previously filed on June 12, 2012 to the Registrant’s Registration Statement in Post-Effective Amendment No. 386, and hereby incorporated by reference.
(p)(49)	Code of Ethics of Sandalwood Securities, Inc. previously filed on January 23, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 576, and hereby incorporated by reference.
(p)(50)	Code of Ethics of RockView Management, LLC previously filed on December 18, 2012 to the Registrant’s Registration Statement in Post-Effective Amendment No. 445, and hereby incorporated by reference.
(p)(51)	Code of Ethics of Alpha Simplex Group, LLC previously filed on October 11, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 542, and hereby incorporated by reference.
(p)(52)	Code of Ethics of Probabilities Fund Management, LLC previously filed on October 11, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 542, and hereby incorporated by reference.

(p)(53)	Code of Ethics of American Assets Investment Management, LLC previously filed on December 23, 2013 to the Registrant’s Registration Statement in Post-Effective Amendment No. 571, and hereby incorporated by reference.
(p)(54)	Code of Ethics of Anchor Capital Management Group, Inc. previously filed on January 24, 2014 to the Registrant’s Registration Statement in Post-Effective Amendment No. 578, and hereby incorporated by reference.
(p)(55)	Code of Ethics of AthenaInvest Advisors LLC previously filed on April 15, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 697, and hereby incorporated by reference.
(p)(56)	Code of Ethics of Ladenburg Thalmann Asset Management, Inc. previously filed on June 26, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 725, and hereby incorporated by reference.
(p)(57)	Code of Ethics of Deer Park Road Management, previously filed on July 2, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,100, and hereby incorporated by reference.
(p)(58)	Code of Ethics of Whippoorwill Capital Management LP previously filed on July 28, 2015 to the Registrant’s Registration Statement in Post-Effective Amendment No. 729, and hereby incorporated by reference.
(p)(59)	Code of Ethics of Main Point Advisers, Inc. previously filed on January 28, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 797, and hereby incorporated by reference.
(p)(60)	Code of Ethics of Asset One, LLC previously filed on February 19, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 807, and hereby incorporated by reference.
(p)(61)	Code of Ethics of Coe Capital Management, LLC previously filed on February 19, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 807, and hereby incorporated by reference.
(p)(62)	Code of Ethics of Harvest Capital Strategies, LLC previously filed on February 19, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 807, and hereby incorporated by reference.
(p)(63)	Code of Ethics of Critical Math Advisors, LLC previously filed on February 19, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 808, and hereby incorporated by reference.
(p)(64)	Code of Ethics of Mariner Holdings, LLC previously filed on February 19, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 808, and hereby incorporated by reference.
(p)(65)	Code of Ethics of Horse Cove Partners, LLC previously filed on June 6, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 836, and hereby incorporated by reference.
(p)(66)	Code of Ethics of MAST Capital Management, LLC previously filed on April 29, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 821, and hereby incorporated by reference.
(p)(67)	Code of Ethics of Chilton Investment Company, LLC previously filed on April 29, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 821, and hereby incorporated by reference.
(p)(68)	Code of Ethics of Convector Capital Management, LP previously filed on April 29, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 821, and hereby incorporated by reference.
(p)(69)	Code of Ethics of Visium Asset Management, LP previously filed on April 29, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 821, and hereby incorporated by reference.

(p)(70)	Code of Ethics of Middleton Dickinson Capital Management, LLC previously filed on June 6, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 836, and hereby incorporated by reference.
(p)(71)	Code of Ethics of Cramer Rosenthal McGlynn LLC previously filed on June 6, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 836, and hereby incorporated by reference.
(p)(72)	Code of Ethics of Astor Investment Management, LLC previously filed on September 27, 2016 to the Registrant’s Registration Statement in Post-Effective Amendment No. 873, and hereby incorporated by reference.
(p)(73)	Code of Ethics of AlphaCore, LLC is previously filed on August 21, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,112, and hereby incorporated by reference.
(p)(74)	Code of Ethics of Clinton Retail Investment Management LLC previously filed on August 9, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 984, and hereby incorporated by reference.
(p)(75)	Code of Ethics of GSA Capital Partners LLP previously filed on August 17, 2018 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1,111, and hereby incorporated by reference.
(p)(76)	Code of Ethics of P/E Global LLC is previously filed on August 9, 2019 to the Registrant’s Registration Statement in Post-Effective Amendment No. 1203, and hereby incorporated by reference.

ITEM 29.

PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE REGISTRANT.

None.

ITEM 30.

INDEMNIFICATION.

Article VIII, Section 2(a) of the Agreement and Declaration of Trust provides that to the fullest extent that limitations on the liability of Trustees and officers are permitted by the Delaware Statutory Trust Act of 2002, the officers and Trustees shall not be responsible or liable in any event for any act or omission of:  any agent or employee of the Trust; any investment adviser or principal underwriter of the Trust; or with respect to each Trustee and officer, the act or omission of any other Trustee or officer, respectively.  The Trust, out of the Trust Property, is required to indemnify and hold harmless each and every officer and Trustee from and against any and all claims and demands whatsoever arising out of or related to such officer’s or Trustee’s performance of his or her duties as an officer or Trustee of the Trust.  This limitation on liability applies to events occurring at the time a person serves as a Trustee or officer of the Trust whether or not such person is a Trustee or officer at the time of any proceeding in which liability is asserted.  Nothing contained in the Agreement and Declaration of Trust indemnifies, holds harmless or protects any officer or Trustee from or against any liability to the Trust or any shareholder to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

Article VIII, Section 2(b) provides that every note, bond, contract, instrument, certificate or undertaking and every other act or document whatsoever issued, executed or done by or on behalf of the Trust, the officers or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been issued, executed or done only in such Person’s capacity as Trustee and/or as officer, and such

Trustee or officer, as applicable, shall not be personally liable therefore, except as described in the last sentence of the first paragraph of Section 2 of Article VIII.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the provisions of Delaware law and the Agreement and Declaration of the Registrant or the By-Laws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Underwriting Agreement provides that the Registrant agrees to indemnify, defend and hold Northern Lights Distributors (NLD), its several officers and directors, and any person who controls NLD within the meaning of Section 15 of the Securities Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which NLD, its officers and directors, or any such controlling persons, may incur under the Securities Act, the 1940 Act, or common law or otherwise, arising out of or based upon: (i) any untrue statement, or alleged untrue statement, of a material fact required to be stated in either any Registration Statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement or any Prospectus or necessary to make the statements in any of them not misleading, (iii) the Registrant’s  failure to maintain an effective Registration statement and Prospectus with respect to Shares of the Funds that are the subject of the claim or demand, or (iv)  the Registrant’s failure to provide NLD with advertising or sales materials to be filed with the FINRA on a timely basis.

The Underwriting Agreement provides that the Registrant agrees to indemnify, defend and hold Foreside Distribution Services, L.P. (Foreside), its several officers and directors, and any person who controls Foreside within the meaning of Section 15 of the Securities Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which Foreside, its officers and directors, or any such controlling persons, may incur under the Securities Act, the 1940 Act, or common law or otherwise, arising out of or based upon: (i) any untrue statement, or alleged untrue statement, of a material fact required to be stated in either any Registration Statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement or any Prospectus or necessary to make the statements in any of them not misleading, (iii) the Registrant’s  failure to maintain an effective Registration statement and Prospectus with respect to Shares of the Funds that are the subject of the claim or demand, or (iv)  the Registrant’s failure to provide Foreside with advertising or sales materials to be filed with the FINRA on a timely basis.

The Underwriting Agreement provides that the Registrant agrees to indemnify, defend and hold ALPS Distributors, Inc. (ALPS), its several officers and directors, and any person who controls ALPS within the meaning of Section 15 of the Securities Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which

ALPS, its officers and directors, or any such controlling persons, may incur under the Securities Act, the 1940 Act, or common law or otherwise, arising out of or based upon: (i) any untrue statement, or alleged untrue statement, of a material fact required to be stated in either any Registration Statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement or any Prospectus or necessary to make the statements in any of them not misleading, (iii) the Registrant’s  failure to maintain an effective Registration statement and Prospectus with respect to Shares of the Funds that are the subject of the claim or demand, or (iv)  the Registrant’s failure to provide ALPS with advertising or sales materials to be filed with the FINRA on a timely basis.

The Fund Services Agreement and ETF Fund Services Agreement with Ultimus Fund Services (UFS) provides that the Registrant agrees to indemnify and hold UFS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Registrant’s refusal or failure to comply with the terms of the Agreement, or which arise out of the Registrant’s lack of good faith, gross negligence or willful misconduct with respect to the Registrant’s performance under or in connection with this Agreement.

The Consulting Agreement with Northern Lights Compliance Services, LLC (NLCS) provides that the Registrant agree to indemnify and hold NLCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of the Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with the Agreement.  NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports.

ITEM 31.

BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER.

Certain information pertaining to the business and other connections of each Advisor of each series of the Trust is hereby incorporated herein by reference to the section of the respective Prospectus captioned “Investment Advisor” and to the section of the respective Statement of Additional Information captioned “Investment Advisory and Other Services.”  The information required by this Item 26 with respect to each director, officer or partner of each Advisor is incorporated by reference to the Advisor’s Uniform Application for Investment Adviser Registration (Form ADV) on file with the Securities and Exchange Commission (“SEC”).  Each Advisor’s Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov, and may be requested by File No. as follows:

Biondo Investment Advisors, LLC, the Adviser to The Biondo Focus Fund- File No. 801 - 62775

Changing Parameters, LLC, the Adviser to Changing Parameters Fund -- File No. 801-63495

The Pacific Financial Group, LLC, the Adviser to RiskPro® Alternative 0-15 Fund, RiskPro® Dynamic 20-30 Fund, RiskPro® Tactical 0-30 Fund, RiskPro® Alternative 0-15 Fund, RiskPro® Dynamic 0-10 Fund, RiskPro® Dynamic 15-25 Fund, RiskPro® PFG Balanced 20-30 Fund, RiskPro® PFG Aggressive 30+ Fund, RiskPro® PFG Equity 30+ Fund, RiskPro® PFG Global 30+ Fund, RiskPro® PFG 30+ Fund, RiskPro® 30+ Fund, RiskPro® Aggressive 30+ Fund, PFG American Funds Growth Strategy Fund, PFG American Funds Conservative Income Strategy Fund, PFG BR Target Allocation Equity Strategy Fund, PFG Sector Equity Business Cycle Strategy Fund, PFG Equity Index focused Strategy Fund, PFG Tactical Income Strategy Fund PFG Fidelity Institutional AM® Core Plus Bond Strategy Fund, PFG Janus Henderson® Balanced Strategy Fund, PFG Invesco® Equity Factor Rotation Strategy Fund and

PFG Strategic Global Equity Index Strategy Fund, PFG U.S. Equity Index Strategy Fund, and PFG Index Growth Strategy Fund - File No. 801 - 18151

Wright Fund Management, LLC, the Adviser of Sierra Tactical All Asset Fund, Sierra Tactical Core Fund (formerly Sierra Strategic Income Fund), Sierra Tactical Municipal Fund, Sierra Tactical Bond Fund Sierra Tactical Risk Spectrum 30 Fund, Sierra Tactical Risk Spectrum 50 Fund, Sierra Tactical Risk Spectrum 70 Fund, Sierra Tactical Core Growth Fund – File No. 801- 68554

Toews Corporation, the Adviser of the Toews Tactical Oceana Fund, Toews Tactical Income Fund, Toews Tactical Monument Fund, Toews Tactical Opportunity Fund, Toews Hedged Commodities Fund, Toews Tactical Growth Allocation Fund, Toews Unconstrained Income Fund, Toews Tactical Defensive Alpha Fund, Agility Shares Dynamic Tactical Income ETF and Agility Shares Managed Risk Equity ETF – File No. 801- 47765

BTS Asset Management, Inc., the Adviser of the BTS Tactical Fixed Income Fund and BTS Managed Income Fund– File No.801-14895.

Astor Investment Management, LLC, Adviser of the Astor Dynamic Allocation Fund, Astor Sector Rotation Fund and Astor Macro Alternative Fund– File No. 801-60150.

13D Management, LLC, the Adviser of 13D Activist Fund – File No. 801-71577.

Altegris Advisors, L.L.C., the Adviser of Altegris Futures Evolution Strategy Fund, Altegris/AACA Opportunistic Real Estate Fund and Altegris Crabel Multi-Strategy Fund – File No. 801- 71496.

Donoghue Forlines LLC, the Adviser of Donoghue Forlines Tactical Income Fund, Donoghue Forlines Dividend Fund, Donoghue Forlines Momentum Fund, Donoghue Forlines Tactical Allocation Fund, Donoghue Forlines Risk Managed Income Fund– File No. 801-27959.

Transwestern Capital Advisors, LLC, the Adviser of the TransWestern Institutional Short Duration Government Bond Fund – File No. 801-67113.

Loomis, Sayles & Company, L.P., the Sub-Adviser of the TransWestern Institutional Short Duration Government Bond Fund – File No. 801-170.

Name and Position with Investment Adviser	Name of Principal Business and Connection with Other Company	Principal Business Address of Other Company
Kevin P. Charleston Chairman, Chief Executive Officer, President and Director

Loomis Sayles Funds I, Trustee, President, CEO

Loomis Sayles Funds II, Trustee

Natixis Funds Trust I, Trustee

Natixis Funds Trust II, Trustee

Natixis Funds Trust IV, Trustee

Natixis ETF Trust, Trustee

Natixis ETF Trust II, Trustee

Gateway Trust, Trustee

888 Boylston Street, Boston, MA 02199

Loomis Sayles Distributors, Inc., Director

Loomis Sayles Trust Company, LLC, Manager, President

Loomis Sayles Operating Services, LLC, Director, Chairman, President

NIM-os, LLC, Director, Chairman, President

One Financial Center, Boston, MA 02111
	Loomis Sayles Investments Limited, EVP	The Economist Plaza, 25 St. James’s Street, London, England SW1A 1 HA
	Loomis Sayles Investments Asia Pte. Ltd., Director	10 Collyer Quay #14-06, Ocean Financial Centre, Singapore 049315

Matthew J. Eagan Executive Vice President and Director	None	None
Daniel J. Fuss Vice Chairman, Executive Vice President and Director	Loomis Sayles Funds I, EVP (2003 to 2021) Loomis Sayles Funds II, EVP (2003 to 2021)	888 Boylston Street, Boston, MA 02199
John R. Gidman Executive Vice President, Chief Operating Officer and Director	Loomis Sayles Solutions, LLC, President (2003-2020) Loomis Sayles Operating Services, LLC, Director, CEO NIM-os, LLC, Director, CEO	One Financial Center, Boston, MA 02111
David L. Giunta Director

Natixis Investment Managers, President, CEO US

Natixis Advisors, LLC, President, CEO

Compliance, Risk and Internal Control Committee (formerly known as Natixis Distribution Corporation), Chairman, President, CEO

Natixis Distribution, LLC, President, CEO

Loomis Sayles Funds I, Trustee. EVP

Loomis Sayles Funds II, Trustee, CEO

Natixis Funds Trust I, Trustee, President, CEO

Natixis Funds Trust II, Trustee, President, CEO

Natixis Funds Trust IV, Trustee, President, CEO

Natixis ETF Trust, Trustee, President, CEO

Natixis ETF Trust II, Trustee, President, CEO

Gateway Trust, Trustee, President, CEO

888 Boylston Street, Boston, MA 02199
Aziz V. Hamzaogullari Executive Vice President, Chief Investment Officer of the Growth Equity Strategies and Director	None	None
Kinji Kato Director (6/17/22 to present), Honorary Chairman	Natixis Investment Managers Japan	Ark Hills South Tower 8F 4-5, Roppongi 1-chome, Minato-ku Tokyo 106-0032 Japan
Maurice Leger Executive Vice President, Director of Global Institutional Services and Director	Loomis Sayles Trust Company, LLC, Manager	One Financial Center, Boston, MA 02111
Richard G. Raczkowski Executive Vice President and Director	None	None
Rebecca O’Brien Radford Executive Vice President, General Counsel, Secretary and Director (1/1/23 to present)	Loomis Sayles Distributors, Inc. Loomis Sayles Investments Limited Loomis Sayles Trust Company, LLC Loomis Sayles Operating Services, LLC NIM-os, LLC	One Financial Center, Boston, MA 02111
John F. Russell, Executive Vice President and Director	None	None
Timothy F. Ryan Director	Natixis Investment Managers, CEO, Head of Asset & Wealth Management	888 Boylston Street, Boston, MA 02199
Susan Sieker Executive Vice President, Chief Financial Officer and Director (2021)	Loomis Sayles Investments Limited, CFO	The Economist Plaza, 25 St. James’s Street, London, England SW1A 1 HA
	Loomis Sayles Trust Company, LLC, Manager, CFO	One Financial Center, Boston, MA 02111
	NIM-os, LLC, Director	One Financial Center, Boston, MA 02111
Elaine M. Stokes Executive Vice President and Director	None	None
David L. Waldman Executive Vice President, Deputy Chief Investment Officer (2013-2021), Chief Investment Officer (2021) and Director	None	None

Beech Hill Advisors, Inc., the Adviser of the Beech Hill Total Return Fund – File No. 801-31503.

Clark Capital Management Group Inc., the Adviser of the Navigator Equity Hedged Fund, Navigator Sentry Managed Volatility Fund, Navigator Tactical Fixed Income Fund, Navigator Ultra Short-Term Bond Fund, Navigator Tactical U.S. Allocation Fund and Navigator Tactical Investment Grade Bond – File No. 801-28445.

Dearborn Capital Management, LLC, the Adviser of the Grant Park Multi-Alternative Strategies Fund – File No. 801-72068.

Princeton Fund Advisors, LLC, the Co-Advisor of Eagle MLP Strategy Fund and Adviser to Princeton Futures Strategy Fund, Deer Park Total Return Credit Fund, Princeton Premium Fund and Princeton Adaptive Premium Fund – File No. 801-72525.

Eagle Global Advisors, LLC, the Co-Advisor of Eagle MLP Strategy Fund – File No. 801-53294.

Deer Park Road Management, LP, Sub-Adviser of Deer Park Total Return Credit Fund – File No. 801-74577

American Assets Investment Management, LLC (DBA AACA), the Sub-Adviser of Altegris/AACA Opportunistic Real Estate Fund – File No. 801-65209

AthenaInvest Advisors LLC, the Adviser of Athena Behavioral Tactical Fund – File No. 801-69258.

Ladenburg Thalmann Asset Management, Inc., the Adviser of Ladenburg Aggressive Growth Fund, Ladenburg Growth Fund, Ladenburg Growth & Income Fund, Ladenburg Income & Growth Fund and Ladenburg Income Fund – File No. 801-54909.

Horse Cove Partners LLC, the Sub-Adviser of Princeton Premium Fund – File No. 801-107577.

ITEM 32.

PRINCIPAL UNDERWRITER

(a)	Northern Lights Distributors, LLC (“NLD”), the principal underwriter to the Trust also acts as principal underwriter for the following:

Absolute Core Strategy ETF, Advisor One Funds, Arrow ETF Trust, DWA Tactical ETF, Arrow QVM Equity Factor ETF, Arrow Reserve Capital Management ETF, Arrow Dogs of the World ETF, Arrow DWA Country Rotation ETF, Arrow ETF Trust, Ballast Small/Mid Cap ETF, Boyar Value Fund Inc., Copeland Trust, Humankind Benefit Corporation, Miller Investment Trust, Mutual Fund and Variable Insurance Trust, Mutual Fund Series Trust, New Age Alpha Trust, Northern Lights Fund Trust, Northern Lights Fund Trust II, Northern Lights Fund Trust III, Northern Lights Fund Trust IV, Northern Lights Variable Trust, PREDEX, Princeton Private Investment Access Fund, The North Country Funds, The Saratoga Advantage Trust, Tributary Funds, Inc., Two Roads Shared Trust, and Uncommon Investment Funds Trust.

Foreside Distribution Services, L.P. (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	ABS Long/Short Strategies Fund
2.	Absolute Shares Trust

3.	Active Weighting Funds ETF Trust
4.	AdvisorShares Trust
5.	AmericaFirst Quantitative Funds
6.	American Century ETF Trust
7.	ARK ETF Trust
8.	Avenue Mutual Funds Trust
9.	BP Capital TwinLine Energy Fund, Series of Professionally Managed Portfolios
10.	BP Capital TwinLine MLP Fund, Series of Professionally Managed Portfolios
11.	Braddock Multi-Strategy Income Fund, Series of Investment Managers Series Trust
12.	Bridgeway Funds, Inc.
13.	Brinker Capital Destinations Trust
14.	Calvert Ultra-Short Duration Income NextShares, Series of Calvert Management Series
15.	Center Coast MLP & Infrastructure Fund
16.	Center Coast MLP Focus Fund, Series of Investment Managers Series Trust
17.	Context Capital Funds
18.	CornerCap Group of Funds
19.	Davis Fundamental ETF Trust
20.	Direxion Shares ETF Trust
21.	Eaton Vance NextShares Trust
22.	Eaton Vance NextShares Trust II
23.	EIP Investment Trust
24.	Elkhorn ETF Trust
25.	EntrepreneurShares Series Trust
26.	Evanston Alternative Opportunities Fund
27.	Exchange Listed Funds Trust (f/k/a Exchange Traded Concepts Trust II)
28.	FEG Absolute Access Fund I LLC
29.	Fiera Capital Series Trust
30.	FlexShares Trust
31.	Forum Funds
32.	Forum Funds II
33.	FQF Trust
34.	Friess Small Cap Growth Fund, Series of Managed Portfolio Series
35.	GraniteShares ETF Trust
36.	Guinness Atkinson Funds
37.	Horizons ETF Trust I (f/k/a Recon Capital Series Trust)
38.	Infinity Core Alternative Fund
39.	Innovator IBD® 50 ETF, Series of Innovator ETFs Trust
40.	Innovator IBD® ETF Leaders ETF, Series of Innovator ETFs Trust
41.	Ironwood Institutional Multi-Strategy Fund LLC
42.	Ironwood Multi-Strategy Fund LLC
43.	John Hancock Exchange-Traded Fund Trust
44.	Manor Investment Funds
45.	Miller/Howard Funds Trust
46.	Miller/Howard High Income Equity Fund
47.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV
48.	MProved Systematic Long-Short Fund, Series Portfolios Trust
49.	Mproved Systematic Merger Arbitrage Fund, Series Portfolios Trust
50.	Mproved Systematic Multi-Strategy Fund, Series Portfolios Trust
51.	NYSE® Pickens Oil Response™ ETF, Series of ETF Series Solutions
52.	OSI ETF Trust
53.	Palmer Square Opportunistic Income Fund

54.	Partners Group Private Income Opportunities, LLC
55.	PENN Capital Funds Trust
56.	Performance Trust Mutual Funds, Series of Trust for Professional Managers
57.	Pine Grove Alternative Institutional Fund
58.	Plan Investment Fund, Inc.
59.	PMC Funds, Series of Trust for Professional Managers
60.	Point Bridge GOP Stock Tracker ETF, Series of ETF Series Solutions
61.	Quaker Investment Trust
62.	Ranger Funds Investment Trust
63.	Renaissance Capital Greenwich Funds
64.	RMB Investors Trust (f/k/a Burnham Investors Trust)
65.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust
66.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust
67.	Salient MF Trust
68.	SharesPost 100 Fund
69.	Sound Shore Fund, Inc.
70.	Steben Alternative Investment Funds
71.	Steben Select Multi-Strategy Fund
72.	Strategy Shares
73.	The 504 Fund (f/k/a The Pennant 504 Fund)
74.	The Chartwell Funds
75.	The Community Development Fund
76.	The Relative Value Fund
77.	Third Avenue Trust
78.	Third Avenue Variable Series Trust
79.	TIFF Investment Program
80.	Transamerica ETF Trust
81.	U.S. Global Investors Funds
82.	VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
83.	VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II
84.	VictoryShares Emerging Market High Div Volatility Wtd ETF, Series of Victory Portfolios II
85.	VictoryShares Emerging Market Volatility Wtd ETF, Series of Victory Portfolios II
86.	VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II
87.	VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II
88.	VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
89.	VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II
90.	VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
91.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
92.	VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
93.	VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II
94.	VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
95.	VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II
96.	Vivaldi Opportunities Fund
97.	West Loop Realty Fund, Series of Investment Managers Series Trust (f/k/a Chilton Realty Income & Growth Fund)
98.	Wintergreen Fund, Inc.
99.	WisdomTree Trust
100.	WST Investment Trust

ALPS Distributors, Inc. acts as the distributor for the 13D Activist Fund, a series of the Trust and the following investment companies: ALPS Series Trust, Arbitrage Funds, AQR Funds, Babson Capital

Funds Trust, BBH Trust, BLDRS Index Funds Trust, BPV Family of Funds, Broadview Funds Trust, Brown Management Funds, Caldwell & Orkin Funds, Inc., Campbell Multi-Strategy Trust, Centaur Mutual Funds Trust, Century Capital Management Trust, Columbia ETF Trust, CornerCap Group of Funds, Cortina Funds, Inc., CRM Mutual Fund Trust, Cullen Funds, DBX ETF TRUST, db-X Exchange-Traded Funds Inc., Centre Funds, EGA Emerging Global Shares Trust, EGA Frontier Diversified Core Fund, Financial Investors Trust, Firsthand Funds, Heartland Group, Inc., Henssler Funds, Inc., Holland Balanced Fund, IndexIQ Trust, Index IQ ETF Trust, James Advantage Funds, Laudus Trust, Laudus Institutional Trust, Mairs & Power Funds Trust, Oak Associates Funds, Pax World Series Trust I, Pax World Funds Trust II, PowerShares QQQ 100 Trust Series 1, RiverNorth Funds, Russell Exchange Traded Funds Trust, SPDR Dow Jones Industrial Average ETF Trust, SPDR S&P 500 ETF Trust, SPDR S&P MidCap 400 ETF Trust, Stadion Investment Trust, Stone Harbor Investment Funds, Transparent Value Trust, Wakefield Alternative Series Trust, Wasatch Funds, WesMark Funds, Westcore Trust, Whitebox Mutual Funds, Williams Capital Liquid Assets Fund, Wilmington Funds and WisdomTree Trust.

(b) NLD is registered with Securities and Exchange Commission as a broker-dealer and is a member of the Financial Industry Regulatory Authority, Inc. The principal business address of NLD is 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022-3474. NLD is an affiliate of Ultimus Fund Services, LLC. To the best of Registrant’s knowledge, the following are the members and officers of NLD:

Name	Positions and Offices with Underwriter	Positions and Offices with the Fund
Kevin Guerette	President	None
David James	Manager	None
Stephen Preston	Chief Compliance Officer, Financial Operations Principal and AML Compliance Officer	None
William J. Strait	Manager, Secretary, and General Counsel	None
Melvin Van Cleave	Chief Information Securities Officer	None

(c) Not Applicable. No underwriting commissions are paid in connection with the sale of Registrant’s Shares.

Foreside Distribution Services, LP is registered with the U.S. Securities and Exchange Commission as a broker-dealer and is a member of the Financial Industry Regulatory Authority, Inc. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101. The following are the Officers of the Distributor:

Name	Address	Position with Underwriter	Position with Registrant
Richard J. Berthy	Three Canal Plaza, Suite 100, Portland, ME 04101	President, Treasurer and Manager	None
Mark A. Fairbanks	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Jennifer K. DiValerio	899 Cassatt Road, 400 Berwyn Park, Suite 110, Berwyn, PA 19312	Vice President	None
Nanette K. Chern	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None
Jennifer E. Hoopes	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

ALPS Distributors, Inc. is registered with the Securities and Exchange Commission as a broker dealer and is a member of the Financial Industry Regulatory Authority, Inc. The principal address of ALPS is 1290 Broadway, Suite 1100, Denver, Colorado 80203. The directors and executive officers of ALPS Distributors, Inc., are as follows:

Name*	Position with Underwriter	Positions with Fund
Edmund J. Burke	Director	None
Jeremy O. May	President, Director	None
Thomas A. Carter	Executive Vice President, Director	None
Bradley J. Swenson	Senior Vice President, Chief Compliance Officer	None
Robert J. Szydlowski	Senior Vice President, Chief Technology Officer	None
Eric Parsons	Vice President, Controller and Assistant Treasurer	None
Steven Price	Vice President, Deputy Chief Compliance Officer	None
James Stegall	Vice President, Institutional Sales Manager	None
Gary Ross	Vice President, Director of Sales	None
Erin D. Nelson	Vice President, Assistant General Counsel	None
JoEllen Legg	Vice President, Assistant General Counsel	None
David T. Buhler	Vice President, Senior Associate Counsel	None
Rhonda A. Mills	Vice President, Associate Counsel	None
Jennifer T. Welsh	Vice President, Associate Counsel	None
Paul F. Leone	Vice President, Associate Counsel	None
Randall D. Young	Secretary	None
Gregg Wm. Givens	Vice President, Treasurer and Asst. Secretary	None

* The principal business address for each of the above directors and executive officers is 1290 Broadway, Suite 1100, Denver, Colorado 80203.

( c ) Not Applicable.

ITEM 33.

LOCATION OF ACCOUNTS AND RECORDS.

The following entities prepare, maintain and preserve the records required by Section 31 (a) of the 1940 Act for the Registrant.  These services are provided to the Registrant for such periods prescribed by the rules and regulations of the Securities and Exchange Commission under the 1940 Act and such records are the property of the entity required to maintain and preserve such records and will be surrendered promptly on request.

Bank of New York Mellon (“BONY”), located at One Wall Street, New York, New York 10286, provides custodian services to Changing Parameters Fund, Navigator Equity Hedged Fund, Navigator Sentry Managed Volatility Fund, Navigator Tactical Fixed Income Fund, PFG American Funds Conservative Income Strategy Fund, PFG American Funds Growth Strategy Fund, PFG Fidelity Institutional AM® Equity Index Strategy Fund, PFG Fidelity Institutional AM® Equity Sector Strategy Fund, PFG JP Morgan® Tactical Aggressive Strategy Fund, PFG JP Morgan® Tactical Moderate Strategy Fund, PFG BNY Mellon® Diversifier Strategy Fund, PFG MFS® Aggressive Growth Strategy Fund, PFG BR Target Allocation Equity Strategy Fund, PFG Meeder Tactical Strategy Fund, PFG Balanced Strategy Fund, PFG Equity Strategy Fund, PFG Global Strategy Fund, PFG Tactical Income Strategy Fund and PFG Active Core Bond Strategy Fund, Navigator Ultra Short Term Bond Fund, Navigator Tactical U.S. Allocation Fund, Navigator Tactical Investment Grade Bond, PFG Fidelity Institutional AM® Core Plus Bond Strategy Fund, PFG Janus Henderson® Balanced Strategy Fund, PFG Invesco® Equity Factor Rotation Strategy Fund and PFG Strategic Global Equity Index Strategy Fund, PFG U.S. Equity Index Strategy Fund, and PFG Index Growth Strategy Fund pursuant to a Custody Agreement between BONY and the Trust.

U.S. Bank, National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107 (“USB”), provides custodian services to the Biondo Focus Fund, Princeton Premium Fund, Donoghue Forlines Tactical Income Fund, Donoghue Forlines Dividend Fund, Donoghue Forlines Momentum Fund, Donoghue Forlines Tactical Allocation Fund, Donoghue Forlines Risk Managed Income Fund and Donoghue Forlines Dividend Mid-Cap Fund, TransWestern Institutional Short Duration Government Bond Fund, 13D Activist Fund, Beech Hill Total Return Fund, Eagle MLP Strategy Fund, BTS Tactical Fixed Income Fund, Astor Macro Alternative Fund, Astor Dynamic Allocation Fund, Astor Sector Rotation Fund, Athena Behavioral Tactical Fund, Ladenburg Aggressive Growth Fund, Ladenburg Growth Fund, Ladenburg Growth & Income Fund, Ladenburg Income & Growth Fund, Ladenburg Income Fund, BTS Managed Income Fund, Sierra Tactical All Asset Fund, Sierra Tactical Core Fund, Sierra Tactical Municipal Fund, Sierra Tactical Bond Fund, Princeton Adaptive Premium Fund, Sierra Tactical Risk Spectrum 30 Fund, Sierra Tactical Risk Spectrum 50 Fund, Sierra Tactical Risk Spectrum 70 Fund and Sierra Tactical Core Growth Fund pursuant to a Custody Agreement between USB and the Trust.

Fifth Third Bank (“Fifth Third”), 38 Fountain Square Plaza Cincinnati, Ohio 45263, provides custodian services to Toews Tactical Oceana Fund, Toews Tactical Income Fund, Toews Tactical Monument Fund, Toews Tactical Opportunity Fund, Toews Hedged Commodities Fund, Toews Tactical Growth Allocation Fund, Toews Unconstrained Income Fund, Toews Tactical Defensive Alpha Fund, Agility Shares Dynamic Tactical Income ETF and Agility Shares Managed Risk Equity ETF pursuant to a Custody Agreement between Fifth Third and the Trust.

JPMorgan Chase Bank (“JPMorgan”), 270 Park Avenue, New York, NY 10017, provides custodian services to Altegris Futures Evolution Strategy Fund, Altegris/AACA Opportunistic Real Estate Fund and Altegris Crabel Multi-Strategy Fund pursuant to a Custody Agreement between JPMorgan and the Trust.

Brown Brothers Harriman & Co. (“BBH”), 50 Post Office Square, Boston, Massachusetts 02110, provides custodian and transfer agency services to Agility Shares Dynamic Tactical Income ETF and Agility Shares Managed Risk Equity ETF pursuant to a Custody Agreement between BBH and the Trust.

Ultimus Fund Services, LLC (“UFS”), located at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska  68022-3474, provides transfer agent and dividend disbursing services pursuant to a Transfer Agency and Service Agreements between UFS and the Trust.  In such capacities, UFS provides pricing for each Fund’s portfolio securities, keeps records regarding securities and other assets in custody and in transfer, bank statements, canceled checks, financial books and records, and keeps records of each shareholder’s account and all disbursement made to shareholders.  UFS also maintains all records required pursuant to Administrative Service Agreements with the Trust.

NLD, located at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022-3474, serves as principal underwriter for all series of Northern Lights Fund Trust, 13D Activist Fund, TransWestern Institutional Short Duration Government Bond Fund and Princeton Futures Strategy Fund. NLD maintains all records required to be maintained pursuant to each Fund’s Distribution Plan and Agreement adopted pursuant to Rule 12b-1 under the 1940 Act.

Foreside Distribution Services, LP, located at Three Canal Plaza, Suite 100, Portland, ME 04101, serves as principal underwriter for Princeton Futures Strategy Fund and maintains all records required to be maintained pursuant to the Fund’s Master Distribution and Shareholder Servicing Plan and Agreements adopted pursuant to Rule 12b-1 under the 1940 Act.

ALPS Distribution Services, Inc., located at 1209 Broadway, Suite 1100, Denver, CO 80203, serves as principal underwriter for 13D Activist Fund and maintains all records required to be maintained pursuant to the Fund’s Master Distribution and Shareholder Servicing Plan and Agreements adopted pursuant to Rule 12b-1 under the 1940 Act.

Biondo Investment Advisors, LLC, located at 544 Routes 6 & 209, PO Box 909, Milford, Pennsylvania 18337, pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to The Biondo Focus Fund.

Changing Parameters, LLC, located at 250 Oak Grove Avenue, Suite A, Menlo Park, California 94025, pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the Changing Parameters Fund.

The Pacific Financial Group, LLC, located at 10900 NE 8th Street, Suite 1523, Bellevue, WA 98004, pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to PFG American Funds Conservative Income Strategy Fund, PFG American Funds Growth Strategy Fund, PFG Fidelity Institutional AM® Equity Index Strategy Fund, PFG Fidelity Institutional AM® Equity Sector Strategy Fund, PFG JP Morgan® Tactical Aggressive Strategy Fund, PFG JP Morgan® Tactical Moderate Strategy Fund, PFG BNY Mellon® Diversifier Strategy Fund, PFG MFS® Aggressive Growth Strategy Fund, PFG BR Target Allocation Equity Strategy Fund, PFG Meeder Tactical Strategy Fund, PFG Balanced Strategy Fund, PFG Equity Strategy Fund, PFG Global Strategy Fund, PFG Tactical Income Strategy Fund, PFG Active Core Bond Strategy Fund, PFG Fidelity Institutional AM® Core Plus Bond Strategy Fund, PFG Janus Henderson® Balanced Strategy Fund, PFG Invesco® Equity Factor Rotation Strategy Fund and PFG Strategic Global Equity Index Strategy Fund, PFG U.S. Equity Index Strategy Fund, and PFG Index Growth Strategy Fund.

Wright Fund Management, LLC, located at 3420 Ocean Park Boulevard, Santa Monica, CA  90405, pursuant to the Investment Management Agreement with the Trust, maintains all records required pursuant to such agreement with respect to Sierra Tactical All Asset Fund, Sierra Tactical Core Fund, Sierra Tactical Municipal Fund, Sierra Tactical Bond Fund, Sierra Tactical Risk Spectrum 30 Fund, Sierra Tactical Risk Spectrum 50 Fund, Sierra Tactical Risk Spectrum 70 Fund and Sierra Tactical Core Growth Fund.

Toews Corporation, Cornerstone Commerce Center, 1201 New Road, Suite 111, Linwood, NJ  08221, pursuant to the Investment Management Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the Toews Tactical Oceana Fund, Toews Tactical Income Fund, Toews Tactical Monument Fund, Toews Tactical Opportunity Fund, Toews Hedged Commodities Fund, Toews Tactical Growth Allocation Fund, Toews Unconstrained Income Fund, Toews Tactical Defensive Alpha Fund, Agility Shares Dynamic Tactical Income ETF and Agility Shares Managed Risk Equity ETF.

BTS Asset Management, Inc. located at 420 Bedford Street, Suite 340, Lexington, MA  02420, pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the BTS Tactical Fixed Income Fund and BTS Managed Income Fund.

Astor Investment Management LLC., located at 111 S. Wacker Drive, Suite 3950, Chicago, IL 60606, pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the Astor Dynamic Allocation Fund, Astor Sector Allocation Fund and Astor Macro Alternative Fund.

Princeton Fund Advisors, LLC, 1125 17th Street, Suite 1400, Denver, CO 80202, pursuant to certain Investment Advisory Agreements with the Trust, maintains all records required pursuant to such agreement with respect to the Eagle MLP Strategy Fund, Athena Behavioral Tactical Fund, Deer Park Total Return Credit Fund, Princeton Premium Fund and Princeton Adaptive Premium Fund.

13D Management, LLC, 200 East 61 Street, Suite 17C, New York, NY 10065, pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the 13D Activist Fund.

Altegris Advisors, L.L.C., 1200 Prospect Street, Suite 400, La Jolla, CA 92037, pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the Altegris Futures Evolution Strategy Fund, Altegris/AACA Opportunistic Real Estate Fund and Altegris Crabel Multi-Strategy Fund.

Donoghue Forlines LLC, 629 Washington Street, Norwood, MA 02062 pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the Donoghue Forlines Tactical Income Fund, Donoghue Forlines Dividend Fund, Donoghue Forlines Momentum Fund, Donoghue Forlines Tactical Allocation Fund, Donoghue Forlines Risk Managed Income Fund.

TransWestern Capital Advisors, LLC, 1743 Wazee Street, Suite 250, Denver, CO 80202, pursuant to the Investment Advisory Agreement with the Trust and as the distributor for such fund, maintains all records required pursuant to such agreement and Master Distribution and Shareholder Servicing Agreement adopted pursuant to Rule 12b-1 under the 1940 Act with respect to the TransWestern Institutional Short Duration Government Bond Fund.

Loomis, Sayles & Company, L.P., One Financial Center, Boston, MA 02111, pursuant to a Sub- Advisory Agreement, maintains all records required pursuant to such agreement with respect to the TransWestern Institutional Short Duration Government Bond Fund.

Beech Hill Advisors, Inc., 880 third Ave., 16th Floor, New York, NY 10022 pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the Beech Hill Total Return Fund.

Clark Capital Management Group, Inc., 1650 Market Street, 53rd Floor, Philadelphia, Pennsylvania 19103 pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the Navigator Equity Hedged Fund, Navigator Sentry Managed Volatility Fund, Navigator Tactical Fixed Income Fund, Navigator Tactical U.S. Allocation Fund and Navigator Tactical Investment Grade Bond.

Dearborn Capital Management, LLC, 626 W. Jackson Street, Chicago, IL 60661 pursuant to the Investment Advisory Agreement with the Trust, maintains all records required pursuant to such agreement with respect to the Grant Park Multi-Alternative Strategies Fund.

Eagle Global Advisors, LLC, 5847 San Felipe, Suite 930, Houston TX 77057, pursuant to a Co-Advisory Agreement, maintains all records required pursuant to such agreement with respect to the Eagle MLP Strategy Fund.

Deer Park Road Management, LP, 1865 Ski Time Square, Steamboat Springs, CO 80477 pursuant to certain Sub-Advisory Agreements, maintains all records required pursuant to such agreement with respect to the Deer Park Total Return Credit Fund.

American Assets Investment Management, LLC (dba AACA), 11455 El Camino Real, Suite 140, San Diego, CA 92130, pursuant to the Sub-Advisory Agreement, maintains all records required pursuant to such agreement with respect to the Altegris/AACA Opportunistic Real Estate Long Short Fund.

AthenaInvest Advisors LLC 5340 S. Quebec Street, Suite 365-N, Greenwood Village, CO 80111, pursuant to a Advisory Agreement, maintains all records required pursuant to such agreement with respect to the Athena Behavioral Tactical Fund.

Ladenburg Thalmann Asset Management, Inc. 507 Lexington Avenue, 11th Floor, New York, NY 10022, pursuant to an Advisory Agreement, will maintain all records required pursuant to such agreement with respect to the Ladenburg Aggressive Growth Fund, Ladenburg Growth Fund, Ladenburg Growth & Income Fund, Ladenburg Income & Growth Fund and Ladenburg Income Fund.

Horse Cove Partners LLC, 1899 Powers Ferry Road SE, Suite 120, Atlanta, GA 30339, pursuant to a Sub-Advisory Agreement, maintains all records required pursuant to such agreement with respect to the Princeton Premium Fund.

ITEM 34.

MANAGEMENT SERVICES.

Not applicable.

ITEM 35.

UNDERTAKINGS.

One or more of the Registrant’s series may invest up to 25% of its respective total assets in a wholly-owned and controlled subsidiary (each a “Subsidiary” and collectively the “Subsidiaries”).  Each Subsidiary will operate under the supervision of the Registrant.  The Registrant hereby undertakes that the Subsidiaries will submit to inspection by the Securities and Exchange Commission.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, and Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1445 to the Registration Statement on Form N-1A to be signed on its behalf by the undersigned, duly authorized in the City of Hauppauge, State of New York on the 8th of January 2024.

NORTHERN LIGHTS FUND TRUST

                                   (Registrant)

By:/s/ Kevin Wolf

Kevin Wolf*

President and Principal Executive Officer

Pursuant to the Securities Act, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Northern Lights Fund Trust

John V. Palancia*	Trustee	January 8, 2024
Gary Lanzen*	Trustee	January 8, 2024
Anthony Hertl*	Trustee & Chairman	January 8, 2024
Mark Taylor*	Trustee	January 8, 2024
Mark D. Gersten*	Trustee	January 8, 2024
Mark Garbin*	Trustee	January 8, 2024
Jim Colantino*	Treasurer, Chief Accounting Officer and Chief Financial Officer	January 8, 2024
Kevin Wolf	President and Principal Executive Officer	January 8, 2024

By:                                     Date:

/s/ Kevin Wolf      January 8, 2024

Kevin Wolf, President

*Attorney-in-Fact – Pursuant to Powers of Attorney previously filed on April 1, 2011, January 9, 2012, September 27, 2013, September 1, 2016, June 30, 2017 and September 1, 2017 to the Registrant’s Registration Statement in Post-Effective Amendment No. 234, No. 346, No. 535, No. 862, No. 981 and No. 1,001 respectively, which are hereby incorporated by reference.

EXHIBIT INDEX

Exhibit	Exhibit No.
Consents of Independent Auditor	(j)(1)